UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2018

MED-X, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 024-10472

Nevada	46-5473113
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8236 Remmet Avenue Canoga Park, California	91304
(Address of principal executive offices)	(Zip Code)

(818) 349-2870

Registrant’s telephone number, including area code

Common Shares

(Title of each class of securities issued pursuant to Regulation A)

Part II.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this annual report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report on Form 1-K are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	Our research and development of Cannabis medical compounds and other potential new products may not result in commercial products available for sale by us in the future.
•	Lack of market acceptance of our Cannabis, Nature-Cide® and other products.
•	Our Chairman, President and Chief Operating Officer, Matthew Mills, owns 10,000 shares of our Series A Preferred Stock, which entitles him to 51% voting power on all matters submitted to a vote of the shareholders, and with his common stock ownership, Mr. Mills holds approximately 58% of the total shareholder voting power of the Company.
•	Inability to obtain legal permission to grow, supply and sell Cannabis.
•	Inability to sell our Cannabis, Nature-Cide® and other products.
•	Heavy development stage expenditures by us, resulting in substantial operating deficits, especially in the early years of operation.
•	Intense competition, including entry of new competitors.
•	Falling demand for Cannabis for medical or recreational use, or increasing supply of Cannabis, causing prices for it to decline.
•	Adverse federal, state, and local government regulation, rendering it difficult for us to monetize our potential Cannabis products and services.
•	Heavy government regulation, taxation and licensing requirements in markets where Cannabis is legal.
•	Obstacles to registering Cannabis trademarks and tradenames at the federal level.
•	Failure of new markets for Cannabis to become legal and available.
•	Contraction of the market for medical Cannabis in California, including the closing of medical Cannabis dispensaries due to government order.
•	Unexpected costs and operating deficits.
•	Lower sales and revenue than forecast.
•	Default on leases or other indebtedness.
•	Loss of suppliers and supply.
•	Price increases for capital, supplies and materials.
•	Decline of market prices for Cannabis products due to excess supply or for other reasons.
•	Inadequate capital and financing and inability to raise capital due to market conditions or for regulatory reasons.
•	Failure to obtain customers, loss of customers and failure to obtain new customers.
•	The risk of litigation and administrative proceedings involving us or our employees.
•	Loss of or inability to obtain government licenses and permits.
•	Adverse publicity and news coverage.

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•	Inability to carry out marketing and sales plans.
•	Failure of our recent merger with Pacific Shore Holdings, Inc. to be profitable for our investors.
•	Loss of key executives.
•	Losses from theft that cannot be recovered.
•	Dilution of ownership due to issuance of more securities by the Company.
•	Unavailability of banking, trademark registration, and other services to Med-X because Cannabis is still illegal under federal law.
•	Potential enforcement actions by the Securities and Exchange Commission and other government agencies.
•	Other specific risks that may be alluded to in this Offering Circular or in other reports issued by us or third party publishers.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Offering Circular. All forward-looking statements are made as of the date of this Offering Circular and the risk that actual results will differ materially from the expectations expressed in this Offering Circular will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Offering Circular, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Offering Circular, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans described in this Offering Circular will be achieved.

Item 1.   BUSINESS

General

Med-X, Inc. (“Med-X”, “we”, “us”, “our”, or the “Company”) is a Nevada corporation formed in February 2014, engaged in the business of green scene product development, distribution, and marketing. Its business is expected to expand significantly since the recent closing of its merger with Pacific Shore Holdings, Inc. (“PSH” or “Pacific Shore”), its wholly owned subsidiary, on April 16, 2018. The Company and PSH have developed a series of proprietary natural “green” branded products under division names Nature-Cide®, Thermal-Aid®, Home Spa™ and Malibu Brands. Nature-Cide® products are all-natural essential oil blends of indoor and outdoor pesticide/insecticide/repellent developed for multiple industries, including professional pest control, janitorial, hospitality, transportation, turf grass and agriculture, as well as the Hemp and Cannabis cultivation industry. Thermal-Aid®, Thermal-Aid Zoo® and the Thermal-Aid Headache Relief System® are 100% natural heating/cooling pain and physical therapy products for painful ailments affecting adults, children and animals. Nature-Cide® and Thermal-Aid® are distributed through ecommerce platforms and through national distribution outlets positioned around the United States. Home Spa Shower Sprays are essential oil-based products distributed through various ecommerce platforms. Malibu Brands are all-natural homeopathic topical botanical blend that includes various essential oils, including versions that include Hemp and CBD oil products, designed for various ailments, with the first product being the Malibu Brands “Pacific Pain Relief Cream” along with CBD from Hemp and Cannabis versions of the product are still in the development stage. The Company also operates the MJT Network® through the Company’s online media platform, www.marijuanatimes.org, which publishes high quality media content regarding Cannabis to generate revenue from advertisers and traffic optimizing venues. The network includes smart phone and tablet applications and also publishes a daily news video through social and news applications. The Company has also developed another media platform called the National Investor Network, www.nationalinvestornetwork.com. The network acts as an artificial intelligence lead generator for the Company’s current crowdfunding efforts, as well as publishing content for other companies that are looking to be recognized as a company raising capital using the new exemptions realized from the Job Act of 2012 which utilizes crowdfunding initiatives. The Company expects to market various companies and generate revenue and small percentages of each company by promoting and positioning various crowdfunding initiatives within the network, which believes it will help these Companies generate funding.

Recently, the federal government legalized Hemp production as part of the Farm Bill. Once the federal government finalizes methods and protocols for Hemp Cannabidiol (CBD) extraction production, and the Company has capital to do so, the Company plans to obtain the proper government licenses for indoor and outdoor farm property in California to grow, harvest and sell high quality, custom-bred organic Hemp for the California medical and Cannabidiol (CBD) compound markets.

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Med-X also plans, to the extent it is legal to do so, to cultivate high quality custom-bred Cannabis for the medical market to treat such aliments as pain, sleep deprivation, appetite disorders, and neurological pathologies or their symptoms. Besides suppling Nature-Cide products to pest control, hospitality, janitorial, turf grass and agricultural industries, Med-X also plans to supply proprietary and non-proprietary products, including Nature-Cide insecticides, pesticides, granular and soil blends to legally operating Hemp and Cannabis agricultural operators. As these core businesses evolve, and it becomes legal to do so, we will seek to develop and monetize (i) techniques for the recognition and extraction of Cannabis compounds for the medical industry, and (ii) a cost-effective pharmacy automation system for the pharmaceutical and Cannabis industries.

We expect the demand for the Company’s proprietary products to increase significantly. The Company and Pacific Shore, its subsidiary, are currently generating revenue from the Nature-Cide, Thermal-Aid and The MJT Network divisions.

Med-X recently closed an Agreement of Merger and Plan of Reorganization with Pacific Shore Holdings, Inc., pursuant to which PSH has become a wholly owned subsidiary of the Company. The merger will not result in significant dilution to Med-X shareholders upon its closing on April 16, 2018. In order to mitigate dilution to existing Med-X shareholders, the Company’s President, Matthew Mills, and PSH are collectively tendering to Med-X for cancellation approximately 55 million outstanding shares of Med-X common stock on the closing. Upon closing of the merger, the Company is issuing to Mr. Mills 10,000 shares of newly authorized super-voting Series A Preferred Stock of Med-X, having de minimus economic rights (i.e. no conversion right, no dividend rights, and virtually no liquidation preference), but conferring on him 51% voting control of Med-X. See “BUSINESS- Merger with PSH” and “BUSINESS – Financial Statements of Pacific Shore,” including Note 15 for pro forma financial statements. The company plans to continue similar efforts to acquire other companies that hold similar business models of developing natural products, as well as offering pest control services nationally. The company’s management believes it can create strong value for shareholders by acquiring companies that have growing revenues and assets.

With Nature-Cide’s positioning within the pest-control industry and Med-X’s position as a company, there may be an opportunity to strategically acquire other companies. As such, Med-X has been actively exploring such acquisitions or other business combinations with pest-control related companies that will have the right synergies. Med-X can offer pest-control companies with a new opportunity and exit option than currently available within the industry. This “roll-up” strategy now appears to be viable as Med-X has received favorable initial responses to inquiries made to a few select target companies. Thus, in 2019 and beyond, Med-X will be further pursuing acquisition of other companies as a growth strategy moving forward. A successful implementation of such a strategy may bring enhanced value though synergies of multiple companies, reduce the Company’s risk through a broader footprint, create higher revenue and earnings and lead to improved exit options.

The primary sources of revenue for Med-X and PSH moving forward are expected to be the proceeds from continued sales of Nature-Cide and Thermal-Aid through the Company’s national distribution channels. The Company is also expected to generate revenue from advertising and the online sale of products on the Company’s media platform, www.marijuanatimes.org. The Company has launched various online sales venues for this purpose, such as http://nature-cide.com, http://thermalaidproducts.com, http://homespashowerspray.com, and www.nationalinvestornetwork.com The Company plans to aggressively market its Nature-Cide and Thermal-Aid brands while positioning its media venue www.marijuanatimes.org and www.natinalinvestornetwork.com to attract sponsorship and advertisers, as well as Companies that are utilizing the Crowdfunding initiatives steming from the Jobs Act of 2012.. During this cycle, the Company plans to ramp up its Malibu Brands, Home Spa products and its ready to use consumer version of the Nature-Cide products scheduled to hit retail shelves in 2020.

Nature-Cide®

Comprised of various essential oils such as cedar oil, cinnamon oil, clove oil, cottonseed oil and other natural ingredients, Nature-Cide® is a pleasantly aromatic, chemical free insecticide/pesticide/miticide/nematicide and repellent that kills or deters a variety of different pests, including cockroaches, bed bugs, ants, spider mites, white flies, caterpillars and other pests associated pest control operations, janitorial, turf grass, hospitality and agriculture. Nature-Cide® products are also proven in commercial and residential environments, and kill or deter a wide variety of household insects including flies, fleas, and mosquitoes, which sometimes can carry a deadly diseases.

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Nature-Cide® contains no harmful poisonous chemicals to humans, that is most commonly found in many other insecticides and insect repellents. In addition to cedar oil, cinnamon oil, clove oil and cottonseed oil, Nature-Cide® may also contain citronella oil, garlic oil, mint oil, peppermint oil, geranium oil, lemon grass oil, and rosemary oil, all of which are recognized by the EPA as FIFRA 25b MINIMUM RISK PESTICIDE compounds. Cedar oil is a natural repellent found to be effective in the states with swamps for eradicating mosquitoes without harming the ecosystem. By the same token, cinnamon oil is known in Guam for warding off snakes from train cars and shipping containers. One of our Nature-Cide® formulas is an insecticide that kills various insects on contact, including but not limited to ants, fleas, mites, slugs, snails, silverfish, mosquitoes, cockroaches and a variety of other insects. The Nature-Cide® Pest Management X2 formula also act as an effective repellent for other insects, reptiles and rodents.

Nature-Cide® is classified as a MINIMUM RISK PESTICIDE under FIFRA (25b) and is exempt from federal registration by the Environmental Protection Agency (“EPA”). Unlike other repellents and insecticide products which contain toxic chemicals, Nature-Cide® is safe for use in all environments. Pacific Shore has developed several formulations of Nature-Cide® for use indoors, outdoors, on humans, and on pets. As of July 31, 2014, the Nature-Cide® All-Purpose and Pest Management X2 insecticide formulations have been registered in most states that require EPA registration. In addition, the Colorado, Oregon and Washington Departments of Agriculture have approved the Nature-Cide All-Purpose product for use on Cannabis crops grown in those states.

Nature-Cide® products have been field tested for over seven years on ranch homes in the Santa Monica Mountains, from Bel Air to Malibu as well as being third party tested in laboratory settings. Nature-Cide’s research and development and field testing has evolved into a Pest Management Service, a division of Pacific Shore, and is now recognized and licensed in the State of California as a state applicator with a Qualified Applicators License # 133658 for agricultural and landscape in commercial and residential settings. This being said, the Nature-Cide products and services division has also begun supplying and servicing small Cannabis cultivators in Southern California.

Nature-Cide products are currently offered nationally to commercial pest control, janitorial, hospitality, transportation, turf grass and agricultural professionals nationally through various commercial distributors such as Rentokil Initial, Target Specialty Products, Univar and American Hotel Registry. Collectively the pest management market encompasses a wide variety of sectors that cover a substantial revenue stream worldwide. The demand for all-natural products like Nature-Cide are becoming continuous as regulatory bodies continue to ban traditional poisonous pest control applications around the world. Currently Nature-Cide products are being utilized by a gamut of professional applicators using the products in such places as school districts, hospitals, hotels/motels, zoos, food plants, livestock farms, greenhouses, passenger rail cars, passenger and cargo aircraft and agricultural settings including Hemp and Cannabis cultivation. In 2017 Target Specialty Products’ parent company, “Rentokil Initial”, began testing Nature-Cide in Hong Kong, Macau, China and Mumbai, India. Results from testing warranted an immediate focus of registration in Hong Kong, Macau and Mumbai, where product orders have been received and usage has begun in these regions. Rentokil Initial operates in multiple countries such as New Zealand, Australia, Singapore, Malaysia and the United Kingdom, where we are now focused on testing protocols for Nature-Cide products. In early 2018, Univar, who is revered as one of the largest distributors in the United States, has now begun ordering the full Nature-Cide line within the United States.

Nature-Cide® License and Patent Application

Pacific Shore has an exclusive royalty-free worldwide master license in perpetuity from Matthew Mills, one of the founders of the Company and Pacific Shore, to commercialize the Nature-Cide brand and line of products. The master license can be terminated by Mr. Mills in certain circumstances, such as a material breach of the agreement by Pacific Shore or its insolvency. Upon the closing of the merger of Med-X and Pacific Shore on April 16, 2018, a Nature-Cide® sublicense agreement between Pacific Shore, as sublicensor, and Med-X, as sublicensee, was merged and terminated. Accordingly, Pacific Shore can sell Nature-Cide directly to all potential customers for the product throughout the world.

In June 2015, Med-X filed a patent application with the United States Office of Patents and Trademarks for its proprietary process of infusing Nature-Cide and other beneficial substances into growing soil for the agricultural and Hemp and Cannabis industries. Matthew Mills, our President, is named as the inventor. If this patent is granted, it will be owned exclusively by Med-X. In the meantime, Med-X plans to market and sell its Nature-Cide insecticidal soil to Hemp and Cannabis and other agricultural cultivators.

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The MJT Network

The Company’s online media platform, www.marijuanatimes.org, has been displaying Cannabis industry news and information since its launch in July 2015. The content is designed to cover a wide variety of topics relating to the industry on an ongoing basis, including news and current events, as well as the business, financial, legislative, legal, cultural, medical, scientific and technological aspects of the industry on a national and international level. Stories, columns, advice and analysis may come from a combination of regular consultants, contributors, freelance and staff writers, Company personnel and public news sources. The Company plans to eventually add online ecommerce to its website, offering industry products for sale from third party suppliers and from its own product line, subject in all cases to compliance with applicable federal and state law. The network includes smart phone and tablet applications, and its original content is positioned across several digital platforms including web, Native IOS, Vimeo Video, Apple Podcast Audio and now Apple News. As a recent addition to the MJT Network, the Company has created the National Investor Network www.nationalinvestornetwork.com. The network acts as an artificial intelligence lead generator for the Company’s current crowdfunding efforts, as well as publishing content for other companies that are looking to be recognized as a company raising capital using the new exemptions realized from the Job Act of 2012 which utilizes crowdfunding initiatives. The Company expects to market various companies and generate revenue and small percentages of each company by promoting and positioning various crowdfunding initiatives within the network, which believes it will help these Companies generate funding. The Company’s media division, the MJT Network, could be profitable if and to the extent that the revenue from advertisers, sponsors and product sales exceeds the cost of the content (expected to be writers’ and content licensing fees) and products offered for sale. We do not anticipate stocking an inventory of third-party products for sale, rather, we expect to fill orders on a real time basis directly from third party fulfillment sources.

Compound Identification and Extraction

There are various types of Hemp and Cannabis strains that produce beneficial medicinal effects, including pain and nausea control, appetite stimulation, reduced muscle spasm, improved sleep, and other indications. Individual strains will have differing cannabinoid and terpene content, producing noticeably different effects. For instance, strains with more CBD tend to produce better pain and spasticity relief. Effects will also vary for an individual based on the setting in which it is used and the person's physiological state when using it. Recently the federal government has introduced the Farm Bill, which now allows the cultivation of Hemp. Once the guidelines have been established, and the company has appropriate funding to do so, the Company plans to cultivate and extract hemp CBD (Cabanoids) for the patient and medical communities. Recently, the federal government passed the 2018 Farm Bill. The Farm Bill ensures that any cannabinoid or the chemical compounds that make up the cannabis plant—that come directly from hemp will be legal, if and only if that hemp is produced in a manner consistent with the Farm Bill, associated federal regulations, association state regulations, and by a licensed cultivator. It explicitly allows the transfer of hemp-derived products across state lines for commercial or other purposes. It also puts no restrictions on the sale, transport, or possession of hemp-derived products, so long as those items are produced in a manner consistent with the law. Under section 10113 of the Farm Bill, state departments of agriculture must consult with the state’s governor and chief law enforcement officer to devise a plan that must be submitted to the Secretary of USDA. A state’s plan to license and regulate hemp can only commence once the Secretary of USDA approves that state’s plan. Once the state of California finalizes its hemp regulations, methods and protocols for growing Hemp, and the USDA approves it, the Company plans to obtain the proper government licenses commence farming operations on an indoor and outdoor farm property in California to grow, harvest and sell high quality, proprietary, organic Hemp for the US medical and Cannabidiol (CBD) compound markets. Management is planning to produce various Hemp Cannabidiol (CBD) products, such as topical and supplements for pain management and the company has capital to do so. Over the past 20 years, 33 states have legalized cannabis for medical use, and over the past several years, 10 states have legalized cannabis for adult use. Every one of those programs is illegal under federal law, with no exceptions, and the Farm Bill does nothing to change that. That said, many in the Cannabis community hope that the reforms to hemp policy under the Farm Bill serve as a first step toward broader cannabis reform.

Source for information above: http://www.brookings.edu/blog/fixgov/2018/12/14/the-farm-bill-hemp-and-cbd-explainer/

There are more than 400 different compounds in Cannabis, and continuous testing and recognition of these compounds is in high demand. If and when it is federally legal, the Company is planning to conduct laboratory studies to identify the expected potential of each compound as well as acquiring the machinery needed to properly extract those compounds to treat patients suffering from pain and nausea, to stimulate appetite when needed, and to address stress and sleep management.  There may be other neurological pathologies that can be treated with these compounds and the benefits may or may not be limited to controlling the symptoms of those diseases.  Considerably more research of Cannabis compounds is needed to assess the commercial potential of them for medical applications.  The Company will not market or sell any of these compounds, or supplements or medicines made from these compounds, until it is clearly legal to do so under federal, state and applicable local law.  Consequently, such products, even if successfully developed by the Company, are not expected to generate revenue in the short term.

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The Company’s planned compound identification and extraction research and development operations, and testing of the Nature-Cide products, are expected to be conducted primarily in outside laboratories contracted by us in the future to validate our research results and claims. Related cultivation and genetic research was conducted in 2015 and early 2016 on the Company’s leased property in an existing 600 square foot indoor cultivation center in Los Angeles County, California, where patients with whom we shared data cultivated controlled quantities of high quality Hemp and Cannabis and harvested and stored them for research and medical use to the extent permitted by California law. The fundamental premises of the operation were (i) to test the Nature-Cide pesticide and insecticide products, and (ii) to produce hemp and Cannabis oils from the plant life cultivated, eventually extract a variety of medicinal compounds from the oil, especially the hemp based non-THC Cannabidiol (CBD) compounds found in Hemp and Cannabis, test the efficacy of the supplement prototypes, and eventually produce, market and sell natural supplements containing these compounds. The Company may purchase and utilize additional special equipment designed to facilitate the compound identification and extraction process. Preliminary research in the industry indicates that CBD-based compounds from Cannabis may be effective in treating the symptoms of certain neurological pathologies, but there is much additional research needed to reliably commercialize CBDs for medical purposes. There is no assurance that the Company will be successful in making or selling any medicinal supplements from the CBD or THC compounds identified and extracted by it.

Automated Pharmacy System for Pharmaceuticals and Cannabis

            The benefits of automated pharmacy systems are substantial and the widespread need to adopt this technology is long overdue. Until now, the reality has been that only large-volume pharmacies and hospitals could justify an investment in automating their pharmacy systems. Automated pharmacy systems provide pharmacies the ability to automate the pill dispensing process while implementing what is expected to be a highly profitable medicinal Cannabis distribution process, with less personnel utilizing robotic prescription dispensing systems that are affordable. The Company is conducting a plan to work with robotic system manufacturers to streamline the process once state and federal regulatory bodies allow mainstream pharmacies to regulate the Cannabis industry.

Merger with Pacific Shore Holdings, Inc.

Terms of the Merger. On December 15, 2017, Med-X, Inc. entered into an Agreement of Merger and Plan of Reorganization (the “Merger Agreement”) with Pacific Shore Holdings, Inc., a Delaware corporation (“Pacific Shore”), and Med-X Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Med-X (“Merger Sub”), by which Med-X has acquired Pacific Shore (the “Merger”). Effective April 16, 2018, Pacific Shore became a wholly owned subsidiary of Med-X. The Merger Agreement has been approved by the Board of Directors of both Med-X and Pacific Shore. A copy of the Merger Agreement is attached as Exhibit 7.1 to the Report on Form 1-U, filed by Med-X with the Securities and Exchange Commission, dated December 15, 2017, reviewable at www.sec.gov.

Subject to the terms and conditions of the Merger Agreement, the shares of common stock, par value $0.001 per share, of Pacific Shore (the “Pacific Shore Common Stock”), owned by the stockholders of Pacific Shore (other than shares of Pacific Shore Common Stock as to which appraisal rights are perfected pursuant to the applicable provisions of the DGCL and not withdrawn or otherwise forfeited), will, by virtue of the Merger and without any action on the part of the Stockholders, be converted into the right to receive the number of shares of common stock, par value $0.001 per share, of Med-X (the “Med-X Common Stock”) equal to one share of Med-X Common Stock for every two shares of Pacific Shore Common Stock, rounded to the nearest whole number. No fractional shares of Med-X common stock will be issued as a result of the share exchange.

Med-X Common Stock to be issued among the holders of Pacific Shore Common Stock in the Merger will not be issued to more than 35 holders of Pacific Shore Common Stock who are not “Accredited Investors” as defined in Rule 501 of Regulation D of the Securities Act of 1933, as amended, based on Consent Agreements (as defined in Article IV of the Merger Agreement), Stockholder Questionnaires attached thereto as Exhibit 1, and the historical records of Pacific Shore. Med-X will accept non-Accredited Investors up to 35 in the order of the size of their shareholdings in Pacific Shore. Non-Accredited Investors in excess of 35 who are holders of Pacific Shore Common Stock will have appraisal rights in accordance with the DGCL.

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Each share of Pacific Shore Common Stock and Pacific Shore Series A Preferred Stock (collectively, the “Pacific Shore Stock”) held in the treasury of Pacific Shore immediately prior to the Effective Time will be cancelled in the Merger and cease to exist, and each share of outstanding Series A Preferred Stock of Pacific Shore outstanding immediately prior to the Effective Time will be cancelled in the Merger and cease to exist.

At the Closing, as defined in the Merger Agreement, Med-X issued to Matthew Mills, founder of Med-X, 10,000 shares of newly authorized Series A Preferred Stock conferring on Mr. Mills no less than 51% voting control of the total issued and outstanding voting stock of Med-X for all matters submitted to a vote of the Med-X shareholders. The newly authorized Series A Preferred Stock of Med-X has the rights, preferences and privileges expressed in the Certificate of Designation of Med-X for the Series A Preferred Stock, a copy of which is attached as Exhibit E to the Merger Agreement and as Exhibit 3.1 of the Company’s Report on Form 1-U filed by Med-X with the Securities and Exchange Commission, dated December 15, 2017, which can be viewed on the Securities and Exchange Commission’s website at www.sec.gov (the “Form 1-U Report”).

At the Closing, Matthew Mills tendered approximately 48,164,149 shares of common stock of Med-X owned by him, and Pacific Shore tendered all 9,450,000 shares of Med-X owned by it, to Med-X for retirement and cancellation.

A copy of the Merger Agreement is attached as Exhibit 7.1 to the December 15, 2017 Form 1-U Report and incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement.

Business of Pacific Shore. Pacific Shore Holdings, Inc. (“Pacific Shore” or “we” or “our” in this section of the Offering Circular) is a Delaware corporation which, through its substantially wholly owned subsidiary, Pacific Shore Holdings, Inc., a California corporation formed in January 2008 (hereinafter, “PSH-CA”), is engaged in the business of product development, distribution, and marketing. On September 30, 2010, Pacific Shore, which prior to September 30, 2010 was an inactive public shell company without material assets or liabilities, consummated the acquisition of PSH-CA, a privately-held company, through a share exchange (the “Business Combination”). The closing of the Business Combination resulted in PSH-CA’s security holders becoming the controlling security holders of Pacific Shore, and PSH-CA becoming a substantially wholly owned subsidiary of Pacific Shore. We have a trading symbol, PSHR, for which we may re-apply with FINRA, through a registered broker-dealer firm, to have it re-activated for trading. Our principal shareholder, Chairman and Chief Executive Officer, Matthew Mills, is the President, a director, and a principal shareholder of Med-X.

We manufacture and distribute two 100% natural essential oil products owned by us, Nature-Cide® (“Nature-Cide”) and Home Spa Shower Spray (“Home Spa Shower Spray”). Our Nature-Cide products have been tested in various regions across the United States and in Asia with positive results by multiple pest control companies, hotel and motel operators, agricultural personnel for various pests, and fire department personnel for snake control. Extensive testing by us and an independent third-party laboratory also indicates that our Nature-Cide products kill or deter a wide variety of pests, including but not limited to bed bugs, ants, fleas, ticks, cockroaches, crickets, and stink bugs, while repelling and or deterring various birds, rodents, and reptiles.

After years of research and development, in February 2014, we became a certified and licensed pest control applicator in California for agricultural commercial pest control. In July 2015, we received our pest control business main license and officially launched as a California licensed pest control company in Los Angeles, California. In 2016, we became licensed to maintain landscaping in residential and commercial settings and we obtained our applicator license, which allows us to provide pest control services for both the exterior and interior of structures. Our pest management service is growing and is servicing numerous ranch style and upscale homes and properties in Los Angeles and Ventura Counties. Management’s intention is to franchise and or partner with other pest control service companies to offer the services and methods of the our Nature-Cide service division as the Nature-Cide brand matures in the pest control, janitorial, transportation, and hospitality arenas. The company also plans to increase the Company’s service foot print nationally by acquiring other established pest control service business that practice Integrated Pest Management (IPM) protocols, if the company is able to continue funding to do so.

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In early 2014, we began registering our Nature-Cide products with multiple state Environmental Protection Agency (“EPA”) offices around the country. Our Ready to Use Nature-Cide All-Purpose Insecticide, Flea & Tick Insecticide, and Nature-Cide All-Purpose Commercial Concentrate in one and five-gallon containers for indoor and outdoor professional use were our first products to be registered with state EPA offices in 39 states. In 2016, we registered our Nature-Cide Ready to Use Outdoor insecticide as well as our Pest Management X2 Commercial Concentrate in one, two and a half, five, and 55 gallons for outdoor professional use. In 2018, the company developed and released two new products, the Nature-Cide Insecticidal Dust for indoor and out use, and Nature-Cide Pest Management Granular, for outdoor use. Both of the products are also in the process of being registered where applicable.

Currently the Nature-Cide products are positioned with national distribution witch includes Target Specialty Products (TSP), Univar (UNI) and American Hotel Registry (AHR). In approximately three years, Nature-Cide and distribution personnel were able to position Nature-Cide as a recognizable product line in the pest control industry in multiple states, as well as position the brand in social media (i.e. Facebook, Twitter, and LinkedIn) as the newest highly regarded and one of the fastest growing green product in pest control. Target Specialty Products, headquartered in Santa Fe Springs, California and having approximately 35 distribution centers nationally. Univar has approximately 30 distribution centers nationally.

In January 2019, the Nature-Cide team positioned the line with Platinum positioning marketing venues with both Target Specialty Products and Univar and has attended annual sales meeting which was held in Savannah Ga (TSP) and Chicago IL (Uni). During these meetings, both distribution venues announced that Nature-Cide will be represented as a top-level platinum sponsor, and will be representing the Nature-Cide product line to its entire customer bases, which consists of over 15,000 customers nationally. Going forward, due to the platinum sponsorship positioning, Nature-Cide will be showcased as the go to 25b minimum risk green program and product rotations, as that is done with companies like Bayer, BASF Sygenta products are rotated amongst professional end users between services protocols. The Company is working closely with each of its distributors , (TSP and (Uni) to distribute samples and information to both customer bases, and collectively monitor and record results of the applications that are taking in the places around country as well as in Asia, for social media to share with potential new customers who can understand the vast amount of applications that can be realized for the Nature-Cide brand. Both (TSP ), (Uni) and (AHR) have solid footprints in the USA as an application suppliers in generalize pest control, turf grass for professional usage within hospitality, parks and recreation, transportation, sanitation, golf care, as well as the recent addition to the cannabis cultivation industries that far exceed $200MM in revenue annually. Management as well as distribution management agree that the 25b minimum risk market has a solid future in pest control sector, and (Uni) as well as (TSP) along with their parent company Rentokil initial are constantly working with the Nature-Cide team and deploying and planning ways that the product can utilized, to build a scalable programs for the various industries where Nature-Cide can receive, the very best positioning for long term growth.

Due to the constant planning and sponsorship positioning coupled with positive reception of our Nature-Cide being used by the end user professional from around the United States and beyond, the Nature-Cide product development team has entered into discussions with (TSP) product development personal, to create a unique product designed for Turf Grass applications in golf and other turf grass venues, such as parks and recreation, by blending a proprietary blend of (TSP) Turf Fuel brand for the golf and turf care industries.. Turf Fuel and Nature-Cide product blend are currently in laboratory production. The Company is also in discussion with (TSP) management to register Nature-Cide in Canada. In 2017, Nature-Cide announced a new compressed air 16-ounce ready to use All-Purpose Insecticide prototype, which was eventually produced for professional use. Due to the response and continued professional usage, along with social media positioning, the Company is in the process of finalizing development a ready to use group of compressed air products to release to consumers. These products will consist of the All-Purpose, Flea & Tick, Insect Repellent and an Outdoor formulations that should be released in late 2019 or early 2020.

Our Home Spa Shower Spray is a 100% natural essential oil aromatherapy spray that gives any shower or bath a spa-like scent. The Home Spa Shower Spray is available in four different aromas: eucalyptus, tangerine, grapefruit, and lavender. The Company is currently in discussions with several entities to distribute this line into hotel spas and health clubs on a national basis. The Home Spa Shower Spray is currently available for purchase on the internet. The Company is planning development of other products that fit within the Home Spa brand, such as developing a high end Thermal-Aid pack that will be branded with the Home Spa brand.

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In addition to developing our own products, we also currently own an exclusive worldwide royalty-free license to sell a patented 100% natural therapeutic heating/cooling treatment pack called Thermal-Aid® (“Thermal-Aid”). Thermal-Aid is a clinically proven microwaveable heat treatment pack that doubles as a cold therapy source to assist with reducing swelling and relieving pain. In a four-month, 96 patient clinical trial, the Thermal-Aid arthritis packs proved to reduce arthritis medications by 20% and it was perceived to have a 35% reduction in pain. During 2014, the entire Thermal-Aid product line, which includes 23 different configurations, became eligible for Flexible Spending Accounts for consumers nationally as well as being eligible for Worker Compensation reimbursement for patients nationally. Our full line of Thermal-Aid products is currently available through the Cardinal Health Distribution network, which includes FSAStore.com, AssuraMed, and Independence Medical. The entire Thermal-Aid line is also being carried by WBC Healthcare Distribution venues, which include Meyer Chiropractic Distribution, Meyer Physical Therapy, Meyer DC, Milliken Medical and Elivate Fitness. The Cardinal Health distribution network, of which AssuraMed and Independence Medical are a part, now also offers all Thermal-Aid products. Our Thermal-Aid Zoo Animals are also available at all California Kroger owned Ralphs Grocery Pharmacy locations as well as Colorado Kroger owned King Soopers locations, Utah Kroger owned City Market locations, and Kroger locations in Georgia, which encompass approximately 376 locations. We continue negotiating with Kroger to place our Thermal-Aid products in all Kroger chains nationally. Cardinal Health carries inventory of Thermal-Aid products in 22 Distribution Centers throughout the United States. This is in addition to various “As Seen on TV” stores located around the United States. Thermal-Aid has been seen on the Home Shopping Network and on NBC’s ShopHQ. In addition, we continue to run a Thermal-Aid Zoo infomercial in a national television campaign in the “As Seen on TV” category. The Kroger chain continues to invite the Thermal-Aid showcasing team to present the Thermal-Aid line to pharmacists that operate its pharmacy divisions.

Our chairman and founder Matthew Mills is currently in the process of completing the assignment of two trademarks which he recently acquired for “Thermal-Aid” and “Nature’s Therapeutic Source.” He also owns three patents related to Thermal-Aid. The first is a patent for a thermal device for applying thermal energy to the body of a person, animal, or other surface utilizing segmented organic filler. The second is for a thermal device for applying thermal energy to the body of a person, animal, or other surface utilizing segmented organic filler that may have the general appearance of a child’s toy or other configuration. The third is for an ornamental design for a bear thermal device. Our chairman and founder Matthew Mills, has granted us an exclusive worldwide royalty-free license in perpetuity to utilize these trademarks and patents to market, distribute, and sell Thermal-Aid, for which he was issued 4,605,337 shares of PSH-CA’s common stock which he subsequently exchanged for shares of our common stock..

On June 22, 2012, we entered into an exclusive license agreement with Dr. Morton I. Hyson, M.D., P.C., d.b.a. Hyson Medical Products, pursuant to which we were granted an exclusive license to utilize three patents currently owned by Dr. Hyson: (1) Device and Method for Treatment of Headache – 5,700,238 (December 23, 1997), (2) Medicated Wrap – 6,313,370 (November 6, 2001), and (3) Medicated Wrap – 7,186,260 (March 6, 2007). We are using the technology and case study covered by these patents to market additional proprietary private label consumer products under our brand to address headache pain relief, both migraine and tension. Dr. Hyson already sells his own line of headache pain relief and medicated wrap products for consumers. We have a license to utilize these patents for any branded products developed by us during the term of the license agreement. For such branded products, Dr. Hyson receives a license fee equal to 5% of net sales made by us of those products. We will own the intellectual property to all of our branded products developed under this license agreement. The initial term of the license agreement is five (5) years with options exercisable for one-year extensions, subject to termination after two (2) years if by then we have not brought a branded product to market. We commercialized this technology within two (2) years by the launch of our Thermal-Aid Headache Relief System.

We are selling our products to consumers worldwide via the Internet and through domestic and international distribution channels. We are currently selling Thermal-Aid online through various web properties including but not limited to FSAStore.com, and Amazon. Initial consumer testing was done in the fourth quarter of 2012, we fulfilled test orders to provide proof of concept to Costco Wholesale to carry our Thermal-Aid Bears in its physical store locations. During the eight-week testing period prior to the 2012 Holiday season, Costco Wholesale was selling approximately 8,000 to 10,000 units per week without advertising. Thermal-Aid is not currently carried by Costco Wholesale due to subsequent pricing disagreements.

In 2010 and 2011, the Pacific Shore Holdings, Inc development team completed development of a new natural lip balm product. This product, Energy-X® lip balm (“Energy-X”), is a lip balm created to enhance energy levels. A second product, which is still under development (“Balm Burner”), is a dietary energy lip balm created to enhance energy levels while suppressing appetite. Energy X lip balm products contain green tea extract, hoodia gordonii extract, and natural caffeine. Energy-X is available in five flavors: lemon-lime, fruit punch, berry blast, grape and tangerine. All Energy-X flavors are available with SPF 30. Burner Balm lip balm products contain the same ingredients as Energy X lip balm products contain plus chromium picolinate. Burner Balm is available in five flavors: strawberry, pomegranate, acai berry, vanilla, and spearmint. Our lip balm products have been featured on CBS’ The Early Show and NBC’s Today Show.

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We introduced three new products within our Energy-X® product line. First, we released our Energy-X® caffeinated sugar free chewing gum in two flavors, Spearmint and Peppermint. Each pack of Energy-X® gum contains eight pieces with each piece of Energy-X® gum containing 55 mg of caffeine. This provides the consumer with the equivalent of six energy drinks per pack of gum. We believe our Energy-X® gum compliments our first Energy-X® product, Energy-X® lip balm. Our second product introduction was “The Juice” by Energy-X energy mix. The Juice is a liquid that is flavor and aroma free, has zero calories, can be added to anything, and provides an energy boost. Each quarter ounce serving contains 70 mg of green coffee bean caffeine and B vitamins. Finally, we have also developed “The Sweetener” by Energy-X, which is an Agave Nectar based sweetener that contains Stevia as well as B-Vitamins and 70 mg green coffee bean caffeine per serving. Once the Nature-Cide and Thermal-Aid product division are capitalized, management plans to focus on marketing our Energy-X and Burner Balm into the appropriate markets.

In 2014, we were issued 10,000,000 shares of Med-X, Inc. in consideration for the granting by us of an exclusive royalty-free worldwide sublicense in perpetuity to Med-X to distribute Nature-Cide products to the Cannabis industry to legal cultivators nationally. In the merger, 9,450,000 of those shares were cancelled and the sublicense agreement was terminated. Med-X leases a state-of-the-art indoor cultivation center designed by it, currently for research purposes only. Med-X, Inc. launched Marijuanatimes.org on the worldwide web in 2015.

Our executive offices are located at 8236 Remmet Avenue, Canoga Park, California 91304 and our telephone number is (818) 998-0996. Our assembly, warehousing, and shipping facility is located in an area attached to our executive office facility. Our website address is www.pac-sh.com and our e-mail address is info@pac-sh.com.

Risks Relating to Pacific Shore Business

There is no assurance that the merger of Med-X with Pacific Shore Holdings, Inc. (“Pacific Shore” or “we” or “our” in this section of the Offering Circular) will be successful or profitable for investors. As a wholly owned subsidiary of Med-X, Pacific Shore will pose risks to Med-X and its shareholders, including but not limited to those described in the following paragraphs:

We have a limited operating history, which could make it difficult to accurately evaluate our business and prospects. Through our California subsidiary (“PSH-CA”), formed in January 2008, we are engaged in the business of developing, manufacturing, marketing and selling branded and non-branded proprietary consumer products utilizing all-natural ingredients for safety and effective performance. We have a limited operating history. We cannot assure at this time that we will expand our operations, that we will operate profitably, or that we will have adequate working capital to conduct our business. We believe that our success will depend in large part on the public’s acceptance of our products and our ability to fulfill wholesale and retail purchase orders for Energy-X, Burner Balm, Nature-Cide, Home Spa Shower Spray, Thermal-Aid, and other branded and non-branded products. We intend to invest heavily in developing and marketing our products. As a result, we will incur operating losses until we earn sufficient revenue from the sale of our products.

We cannot assure that we will develop additional products in the future. Currently, we have developed only a few products lines, Nature-Cide, Thermal-Aid, Energy-X, Burner Balm, and Home Spa Shower Spray, and therefore do not have a diversified portfolio of proprietary products. We cannot assure that we will continue to successfully develop, commercialize or sell any products besides Energy-X, Burner Balm, Nature-Cide, Home Spa Shower Spray, and Thermal-Aid, or that we will profitably conduct any other business on a consistent basis. The lack of product diversity could adversely affect our financial condition and operating results and expose investors to a complete loss of their investment in us if the Energy-X, Burner Balm, Nature-Cide, Home Spa Shower Spray, or Thermal-Aid fails to achieve sufficient sales to maintain us or to enable us to earn a profit.

Customer complaints regarding our products and services could hurt our business. From time to time, we may receive complaints from customers regarding the quality of goods purchased from us. We may in the future receive correspondence from customers requesting reimbursement. Certain dissatisfied customers may threaten legal action against us if no reimbursement is made. We may become subject to product liability lawsuits from customers alleging injury because of a purported defect in our products or services, claiming substantial damages and demanding payments from us. We are in the chain of title when we supply or distribute products, and therefore are subject to the risk of being held legally responsible for them. These claims may not be covered by our insurance policies. Any resulting litigation could be costly for us, divert management attention, and could result in increased costs of doing business, or otherwise have a material adverse effect on our business, results of operations, and financial condition. Any negative publicity generated as a result of customer frustration with our products or services, or with our websites, could damage our reputation and diminish the value of our brand name, which could have a material adverse effect on our business, results of operations, and financial condition.

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Our ability to protect our intellectual property is uncertain. We have filed several applications with the United States Patent and Trademark Office for service marks and trademarks. While we have been granted several service marks and trademarks, we still have applications pending for other marks. We cannot assure that we will be successful in obtaining the service marks or trademarks, that these applications will not be challenged, that others will not attempt to infringe upon our marks, or that these marks will afford us any protection or competitive advantages. If we are unable to protect our rights to our trademarks or if such marks infringe on the rights of others, our business could be materially adversely affected. In addition to the Thermal-Aid patents licensed to us by our chairman, chief executive officer, and president, we currently have one patent pending with the United States Patent and Trademark Office related to our lip balm products. We cannot assure that we will be successful in obtaining this patent, that this application will not be challenged, that others will not attempt to infringe upon our patent should it be awarded, or that this patent will afford us any protection or competitive advantages.

Financial projections may be included with this Memorandum and, if so, may prove to be inaccurate. Financial projections concerning our estimated operating results may be included with the Memorandum. Any projections would be based on certain assumptions which could prove to be inaccurate and which would be subject to future conditions, which may be beyond our control, such as general industry conditions. We may experience unanticipated costs, or anticipated revenues may not materialize, resulting in lower operating results than forecasted. We cannot assure that the results illustrated in any financial projections will in fact be realized by us. Any financial projections would be prepared by our management and would not be examined or compiled by independent certified public accountants. Counsel to us has had no participation in the preparation or review of any financial projections prepared by us. Accordingly, neither the independent certified public accountants nor our counsel would be able to provide any level of assurance on them. We cannot assure that we will earn net profits. We cannot assure that we will be able to raise capital in this placement of common stock, or that we will have sufficient capital to fund our business operations. We cannot assure that we could obtain additional financing or capital from any source, or that such financing or capital would be available to us on terms acceptable to us.

We may not be able to successfully compete against companies with substantially greater resources. The health and medical therapy, essential oils, and insecticide industries are intensely competitive and we expect competition to intensify further in the future. We are also subject to intense competition from chemical insecticides, as well as other all natural insect repellents utilizing cedar wood oil, which have been on the market longer than Nature-Cide and which are manufactured and marketed by competitors with more resources and brand recognition than us. We cannot assure that Nature-Cide will compete effectively and experience continuing and growing sales volumes. As a supplier of other products, we compete with several larger and better-known companies that specialize in supplying and distributing a vast array of consumer goods to retailers. We cannot assure that we will continue to obtain supply contracts with Walmart.com, Ralphs, or from any other retailers. Barriers to entry are relatively low, and current and new competitors can launch new products that compete in the market place. We currently or potentially compete with a number of other companies. We face competition from a number of large health and medical therapy, essential oil, and insecticide brand name manufacturers that have greater financial and managerial resources, more experience in developing products, and greater name recognition than we have.

We may be required to collect sales and other taxes from buyers outside of California. We do not collect sales or other similar taxes with respect to goods sold by us via our website, except for buyers from the State of California. We file quarterly sales tax returns with the State of California. However, other states may seek to impose sales tax collection obligations on out-of-state companies such as us, which engage in or facilitate online commerce, and a number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce, and could adversely affect our opportunity to derive financial benefit from such activities. Moreover, a successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the exchange of merchandise on our system could have a material adverse effect on our business, results operations, and financial condition. Legislation limiting the ability of the states to impose taxes on Internet-based transactions has been proposed in the U.S. Congress. We cannot assure that this legislation will ultimately be enacted into law or that the final version of this legislation will not contain a limited time period in which such tax moratorium will apply. In the event that the tax moratorium is imposed for a limited time period, there can be no assurance that the legislation will be renewed at the end of such period. Failure to enact or renew this legislation could allow various states to impose taxes on Internet-based commerce and the imposition of such taxes could have a material adverse effect on our business, results of operations, and financial condition.

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Our business is subject to various government regulations. We are subject to various federal, state and local laws affecting therapeutic medical and insecticide products. The Federal Trade Commission, the Federal Food and Drug Administration and equivalent state agencies regulate advertising and representations made by businesses in the sale of products, which apply to us. We may be required to obtain permits from various states in order to ship certain of our products to those states. We are also subject to government laws and regulations governing health, safety, working conditions, employee relations, wrongful termination, wages, taxes and other matters applicable to businesses in general.

We are not currently subject to direct federal, state or local regulation, or laws or regulations applicable to access to or commerce on the Internet, other than regulations applicable to businesses generally. Due to the increasing popularity and use of the Internet and other online services, and recent controversial breaches of cyber security, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Although sections of the Communications Decency Act of 1996 were held to be unconstitutional by the U.S. Supreme Court, we cannot assure that similar laws will not be proposed and adopted in the future. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of such laws was adopted prior to the advent of the Internet and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. In addition, numerous states, including the State of California in which our headquarters are located, have regulations regarding the manner in which “wholesalers/retailers” may conduct business and the liability of “wholesalers/retailers” in conducting such business. We cannot assure that any state will not attempt to impose additional regulations upon us in the future or that such imposition will not have a material adverse effect on our business, results of operations, and financial condition.

Several states have also proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has also recently settled a proceeding with one online service regarding the manner in which personal information is collected from users and provided to third parties. Changes to existing laws or the passage of new laws intended to address these issues, including some recently proposed changes, could create uncertainty in the marketplace that could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs, or could in some other manner have a material adverse effect on our business, results of operations, and financial condition. In addition, because our services are accessible worldwide, and our facilitates sales of goods to users worldwide, other jurisdictions may claim that we are required to qualify to do business as a foreign corporation in a particular state or foreign country. We are qualified to do business in one state in the United States, and our failure to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject us to taxes and penalties for the failure to qualify, and could result in our inability to enforce contracts in such jurisdictions. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have a material adverse effect on our business, results of operations, and financial condition.

We cannot assure that we will earn a profit or that our products will be accepted by consumers. Our business is speculative and dependent upon acceptance of Energy-X, Burner Balm, Nature-Cide, Home Spa Shower Spray, Thermal-Aid, and our other branded and non-branded products by retail stores and consumers. Our operating performance is also heavily dependent on whether or not we are able to continue to earn a profit on the sale of our products and the products of other manufacturers from which we supply or distribute consumer goods. In our marketing campaigns we rely to a certain extent on celebrity endorsements. Our business could be adversely affected by the loss of those endorsements or by negative publicity in general. We cannot assure as to whether we will be successful or earn any revenue or profit, or that investors will not lose their entire investment.

We may not have adequate capital to fund our business. We will have limited capital available to us, to the extent that we raise capital from this offering. If our entire original capital is fully expended and additional costs cannot be funded from borrowings or capital from other sources, then our financial condition, results of operations, and business performance would be materially adversely affected. We cannot assure that we will have adequate capital to conduct our business.

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We may incur uninsured losses. Although we maintain modest theft, casualty, liability, and property insurance coverage, along with workmen’s compensation and related insurance, we cannot assure that we will not incur uninsured liabilities and losses as a result of the conduct of our business. In particular, we may incur liability if Energy-X, Burner Balm, Nature-Cide, Home Spa Shower Spray, Thermal-Aid, or one of our other products is deemed to have caused a personal injury. Should uninsured losses occur, the holders of our common stock could lose their invested capital.

Like most manufacturers and sellers of consumer goods, and companies that raise capital, we are subject to potential litigation. As a manufacturer and seller of consumer goods, and a company that raises capital, we are exposed to the risk of litigation for a variety of reasons, including product liability lawsuits, employee lawsuits, commercial contract disputes, defects in supplies and products, government investigations and enforcement actions, shareholder and investor lawsuits and other legal proceedings. We cannot assure that future litigation in which we may become involved will not have a material adverse effect on our financial condition, operating results, business performance, and business reputation.

We cannot assure that we will have the resources to repay all of our liabilities in the future. We have liabilities and may in the future have other liabilities to affiliated or unaffiliated lenders. These liabilities represent fixed costs, which are required to be paid regardless of the level of business or profitability experienced by us. We cannot assure that we will not incur debt in the future, that we will have sufficient funds to repay our indebtedness or that we will not default on our debt, jeopardizing our business viability. Furthermore, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to conduct our business. We often utilize purchase order financing from third party lenders when we are supplying or distributing consumer goods, which increases our costs and the risks that we may incur a default, which would harm its business reputation and financial condition. We cannot assure that we will be able to pay all of our liabilities, or that we will not experience a default on our indebtedness.

We may incur cost overruns in the development, manufacture, and distribution of our various products. We may incur substantial cost overruns in the development, manufacture, and distribution of Energy-X, Burner Balm, Nature-Cide, Home Spa Shower Spray, Thermal-Aid, and other products. Management is not obligated to contribute capital to us. Unanticipated costs may force us to obtain additional capital or financing from other sources, or may cause us to lose our entire investment in us if we are unable to obtain the additional funds necessary to implement our business plan. We cannot assure that we will be able to obtain sufficient capital to successfully continue to implement our business plan. If a greater investment is required in the business because of cost overruns, the probability of earning a profit or a return of the Shareholders’ investment in us is diminished.

If we are unable to pay for material and services timely, we could be subject to liens. If we fail to pay for materials and services for our business on a timely basis, our assets could be subject to material men’s and workmen’s liens. We may also be subject to bank liens in the event that we default on loans from banks, if any.

Directors and officers have limited liability. Our bylaws provide that we will indemnify and hold harmless our officers and directors against claims arising from our activities, to the maximum extent permitted by Delaware and, in the case of PSH-CA, California law. If we were called upon to perform under our indemnification agreement, then the portion of our assets expended for such purpose would reduce the amount otherwise available for our business.

If we were to lose the services of our key personnel, we may not be able to execute our business strategy. Our success is substantially dependent on the performance of our executive officers and key employees. The loss of any of our officers or directors would have a material adverse impact on us. We will generally be dependent upon Matthew Mills for the direction, management and daily supervision of our operations. See “MANAGEMENT.”

If we are unable to hire, retain or motivate qualified personnel, consultants, independent contractors, and advisors, we may not be able to grow effectively. Our performance will be largely dependent on the talents and efforts of highly skilled individuals. Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly qualified personnel for all areas of our organization. Competition for such qualified employees is intense. If we do not succeed in attracting excellent personnel or in retaining or motivating them, we may be unable to grow effectively. In addition, our future success will depend in large part on our ability to retain key consultants and advisors. We cannot assure that any skilled individuals will agree to become an employee, consultant, or independent contractor of Pacific Shore. Our inability to retain their services could negatively impact our business and our ability to execute our business strategy.

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The consideration being paid to our management was not based on arm’s length negotiation. The common stock and cash consideration paid or being paid by us to our management have not been determined based on arm’s length negotiation. While management believes that the consideration is fair for the work being performed, we cannot assure that the consideration to management reflects the true market value of its services.

Our executive officers’ participation in other entities could create conflicts of interest. The relationship of management to us will create conflicts of interest. Certain of our executive officers and directors, including Matthew Mills and Ronald J. Tchorzewski, our Chief Executive Officer and Chief Financial Officer, respectively, are also officers and directors of Med-X, Inc. Management’s compensation from us has not been determined pursuant to arm’s-length negotiation. Med-X and Pacific Shore have many of the same directors.

We only have two independent directors. Currently, the members of our board of directors are Matthew Mills, Jennifer Mills, Dr. David E. Toomey, Ronald J. Tchorzewski, Dr. Allan Kurtz, and Fred Dashiell, Jr. Only Dr. Allan Kurtz and Fred Dashiell, Jr. are considered “independent directors,” as defined under Financial Industry Regulatory Authority, Inc. (“FINRA”) listing standards and Nasdaq Marketplace Rules. Currently we have an Audit Committee of the board of directors, which is chaired by Fred Dashiell, Jr. We do not have any other committees of the board of directors. A majority of persons on our board of directors are not considered to be independent directors, and, when voting in concert, can make decisions for the whole board of directors.

Our bylaws may be amended by our board and our articles and bylaws may be amended by a majority vote of our shareholders. Under the Delaware Corporations Law, a corporation’s certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, and a majority of the outstanding shares of each class entitled to vote as a class, unless the certificate requires the vote of a larger percentage of shares. Our Certificate of Incorporation, as amended, does not require the vote of a larger percentage of shares. As permitted under the Delaware Corporations Law, our bylaws give our board of directors the power to adopt, amend, or repeal our bylaws. Our shareholders entitled to vote have concurrent power to adopt, amend, or repeal our bylaws.

We cannot assure that we will pay dividends. We do not currently anticipate declaring and paying dividends to our shareholders in the near future. It is our current intention to apply net earnings, if any, in the foreseeable future to increasing our capital base and marketing. Prospective investors seeking or needing dividend income or liquidity should therefore not purchase shares of our common stock. We cannot assure that we will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors.

Competition

The sale of Cannabis and other products for business and consumer customers, and the sale of insecticides are intensely competitive. We expect competition to intensify further in the future. Barriers to entry are relatively low. Current and new competitors can launch new products and can compete in the market place. We currently compete or potentially will compete with a number of other companies whose numbers will increase in the future, many of which are larger and possess greater human and capital resources than us. We face competition from larger well-established Cannabis growers and other industry participants that have greater financial and managerial resources, more experience in developing effective growing, breeding and marketing techniques, and have greater name recognition than Med-X. Competitors are already researching and developing Cannabis compounds for medicinal use, which are offered for sale in gel cap form in legal jurisdictions. In addition, we are faced with formidable challenges in obtaining legal permits to grow and sell Cannabis in the State of California. Nature-Cide® will encounter intense competition from other all-natural and chemical based pesticides that have been on the market for years, including those designed for the agricultural markets such as Cannabis cultivators. Management believes we can compete effectively but we cannot assure that competition will not impair the maintenance and growth of our planned businesses.

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Government Regulation

The Cannabis industry is subject to intense government regulation at the federal, state and local levels.  Cannabis is still categorized as a Schedule 1 drug by the federal government.  Consequently, the possession, use, consumption, production, transport and sale of Cannabis are illegal under federal law and in most state jurisdictions, except for 10 states (i.e. Colorado, Washington, Oregon, Alaska, California, Massachusetts, Maine, Michigan, Nevada and Vermont), and Washington D.C. where Cannabis has been legalized for medical and recreational purposes, subject to government oversight, licensing and taxing authority. There are an additional 21 states where Cannabis is permitted for medical purposes, again subject to government regulation. In California, Cannabis for medical and recreational use is legal but the establishment of dispensaries is tightly controlled and limited at the local level. Doctor prescriptions are required, resale of medical Cannabis is prohibited.

Commercial growing of Cannabis is prohibited under federal and most state laws, and transport of Cannabis across state lines or international borders is not allowed. Commercial growing of medical Cannabis in California for distribution to licensed dispensaries is permitted provided the grower obtains the proper permits from the appropriate California state agencies and complies with all of the restrictions and limitations of such permits. There is no assurance that the government regulations and prohibitions applicable to the Cannabis industry in the United States will ease so that new and larger markets can become available to the Company in the future. In fact, there is no assurance that the current legalization trend will not reverse and restrict the legal market for Cannabis more in the future, adversely affecting the operating results, financial condition and business performance of the Company. Even if Cannabis is legalized, strict government licensing requirements and stiff taxes may be imposed on Cannabis, adversely affecting the Company.

The Company will also be subject to other government regulations in the conduct of its business which tend to increase costs and potentially have a material adverse impact on the Company’s operating results, financial condition and business performance, including but not limited to (1) employment laws generally applicable to all businesses, including laws covering wages, working conditions, health, safety, working hours and similar matters, (2) laws designed to protect the environment, including those applicable to farming operations, (3) laws enforced by the Federal Trade Commission (FTC) and equivalent state agencies governing advertising and representations made by businesses, (4) laws enforced by the Federal Food & Drug Administration (FDA) which govern safety and claims made with respect to food and other products consumed by the public, and (5) laws enforced by the Drug Enforcement Agency (DEA) relating to possession, consumption, production, transport and sale of controlled substances such as Cannabis. Compliance with laws, rules and regulations applicable to conducting commerce on the Internet is also a challenge for the Company. See “RISK FACTORS - Our business is subject to various government regulations.”

Lifting of Suspension Order

The Company received a certified letter on September 22, 2016, dated September 16, 2016, from the Securities and Exchange Commission (“SEC”). This letter issued an Order Temporarily Suspending Exemption of the Company’s Regulation A+ Offering due to the Company not filing its 2015 Annual Report on Form 1-K by April 30, 2016. On September 20, 2016, the Company filed its 2015 Annual Report on Form 1-K and 2016 Semiannual Report on Form 1-SA with the SEC. The Company requested that the suspension order be lifted and the offering be reinstated as the appropriate filings have been made by us and received by the SEC. On May 8, 2017, an SEC Administrative Law Judge vacated the suspension order and restored our right to rely on Regulation A under the Securities Act of 1933, as amended. We filed our 2016 Annual Report on Form 1-K on April 24, 2017.

Employees

As of December 31, 2018, we had 14 employees, four of whom are executive officers of Med-X.  We plan to actively hire employees at such time as the Company has sufficient capital or financing to fund the expanded launch of its business plan.

Property

We currently sublease approximately 2,500 square feet of office space at 8236 Remmet Avenue, Canoga Park, California 91304, at no cost on a five year lease from our subsidiary, Pacific Shore Holdings, Inc. We also occupy a 600 square foot indoor Cannabis cultivation research facility in Los Angeles County, California, that we lease from our President at no cost (except for payment of utility costs) on a five-year term. We are not currently cultivating Cannabis at that facility. We plan to conduct research and development associated with the Cannabis compound identification and extraction operation at this facility at a later time when it is federally legal to do so. The Med-X product development team is currently positioning for Hemp cultivation, now that the passage of the federal farm bill has recently legalized hemp production in the United States. Management expects a great deal of red tape before actual cultivation along with extraction can commence, but the company is preparing accordingly, which could active the cultivation property accordingly.

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Seasonality

Our operations may be materially affected by seasonality for outdoor cultivation operations. Nature-Cide® is likely to have high sales volumes during the spring and summer months when insects and pests are more likely to be present and agricultural operations are at their peak. Lower sales volumes may be experienced at other times during the year. The planned Cannabis and or Hemp cultivation, along with sales and operations are not expected to be materially affected by seasonality, as we plan to grow, harvest and sell grown Cannabis on a year-round basis utilizing indoor techniques and or greenhouses for a portion of the farming. Our outdoor Cannabis production may, however, be adversely affected by weather conditions such as cold or excessively warm temperatures and excess wetness or drought, to the extent that our crops are grown outdoors and not in the controlled environmental conditions of greenhouses.

RISK FACTORS

The purchase of shares of our common stock involves substantial risks. Each prospective investor should carefully consider the following risk factors, in addition to any other risks associated with this investment, and should consult with his own legal and financial advisors.

Cautionary Statements

The discussions and information in this Offering Circular may contain both historical and forward-looking statements. To the extent that the Offering Circular contains forward-looking statements regarding the financial condition, operating results, business prospects, or any other aspect of our business, please be advised that our actual financial condition, operating results, and business performance may differ materially from that projected or estimated by us in forward-looking statements. We have attempted to identify, in context, certain of the factors we currently believe may cause actual future experience and results to differ from our current expectations. The differences may be caused by a variety of factors, including but not limited to adverse economic conditions, lack of market acceptance of our Cannabis, Nature-Cide® and other products, economic failure of our merger with Pacific Shore, inability to acquire farm property, inability to obtain legal permission to grow, supply and sell Cannabis, inability to sell our Cannabis, Nature-Cide® and other products, unrecoverable losses from theft, intense competition, including entry of new competitors, falling demand for Cannabis for medical or recreational use, adverse federal, state, and local government regulation, failure of new markets for Cannabis to become legal and available, contraction of the market for medical Cannabis in California, including the closing of medical Cannabis dispensaries due to government order, reduction of consumer demand, unexpected costs and operating deficits, lower sales and revenues than forecast, default on leases, decline in the price of Cannabis and other products due to over-supply, reduced demand, or for other reasons, indebtedness, loss of suppliers, loss of supply, loss of distribution and service contracts, price increases for capital, supplies and materials, inadequate capital, inability to raise capital or financing, failure to obtain customers, loss of customers and failure to obtain new customers, the risk of litigation and administrative proceedings involving us or our employees, loss of government licenses and permits or failure to obtain them, higher than anticipated labor costs, the possible acquisition of new businesses or products that result in operating losses or that do not perform as anticipated, resulting in unanticipated losses, the possible fluctuation and volatility of our operating results and financial condition, adverse publicity and news coverage, inability to carry out marketing and sales plans, loss of key executives, changes in interest rates, inflationary factors, dilution of ownership due to issuance of more securities by the Company, unavailability of banking, trademark registration, and other services to Med-X because Cannabis is still illegal under federal law, and other specific risks that may be alluded to in this Offering Circular or in other reports issued us or third party publishers.

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Risks Relating to Business

We have a limited operating history, which makes it difficult to accurately evaluate our business prospects.  We were formed in February 2014 to engage in the business of (a) publishing content about the Cannabis industry, primarily online, for industry participants and the general public, (b) growing and selling Cannabis on a wholesale basis, initially for the California medical Cannabis market, (c) supplying related agricultural products to other commercial Cannabis growers, and (d) developing and selling commercial medicinal supplements based on beneficial compounds extracted from Cannabis.  To date, we have built a 600 square foot state-of-the-art cultivation center.  In 2015 and early 2016, a small affiliated patient group cultivated small quantities of different strains of Cannabis at the facility for personal medical research, with whom we shared data.  We have also launched our Cannabis news website, and commenced marketing Nature-Cide®, but have not yet launched the other components of our business plan.  In particular, little revenue is expected from our Cannabis compound identification and extraction program until Cannabis is sufficiently legalized to engage in such commerce.  Compound research and development may not commence until 2020.  We have no government permits to legally grow and supply Cannabis in California or any other jurisdiction and have yet to earn significant revenue.  We cannot assure at this time that we will be able to commence our planned operations, that we will operate profitably, or that we will have adequate working capital to conduct our business.  We believe that our success will depend in large part on government policy, the public’s acceptance of our products and our ability to sell Cannabis, Nature-Cide® and other branded and non-branded products.  We intend to invest heavily in developing and marketing our products, including building and providing content for our websites, researching and developing Cannabis compounds for medical uses, promoting and marketing our websites, products and services, and analyzing the market for our planned products.  As a result, we will incur operating losses until we earn sufficient revenue from the sale of our products.

Customer complaints regarding our products and services could hurt our business. From time to time, we may receive complaints from customers regarding the quality of goods purchased from us. We may in the future receive correspondence from customers requesting reimbursement. Certain dissatisfied customers may threaten legal action against us if no reimbursement is made. We may become subject to product liability lawsuits from customers alleging injury because of a purported defect in our products or services, claiming substantial damages and demanding payments from us. We are in the chain of title when we supply or distribute products, and therefore are subject to the risk of being held legally responsible for them. These claims may not be covered by our insurance policies. Any resulting litigation could be costly for us, divert management attention, and could result in increased costs of doing business, or otherwise have a material adverse effect on our business, results of operations, and financial condition. Any negative publicity generated as a result of customer frustration with our products or services, or with our websites, could damage our reputation and diminish the value of our brand name, which could have a material adverse effect on our business, results of operations, and financial condition.

The Cannabis industry is extremely speculative and its legality is uncertain.  The possession, consumption, production and sale of Cannabis has historically been, and continues to be, illegal under federal law and in virtually all state and local jurisdictions, other than certain exceptions such as recent legalization in California, Colorado, Washington, Oregon, Alaska, Massachusetts, Maine, Michigan, Nevada, Vermont and Washington D.C., and for medical purposes in those and certain other states.  While management believes that legalization trends are favorable and create a compelling business opportunity for early movers, there is no assurance that those trends will continue and be realized, that existing limited markets will continue to be available or that any new markets for Cannabis and related products will emerge for the Company.  Our business plan is based on the premise that Cannabis legalization will expand, that consumer demand for Cannabis will continue to exceed supply for the foreseeable future, and that consumer demand for Cannabis for medical and recreational uses will grow as it becomes legal to possess and consume it.  There is no assurance that this premise will prove to be correct or that we will be profitable in the future.  There is no assurance that our Cannabis will be of the quality and type that will be accepted by the public or that our breeding of it will be effective.  Investors in this Company may lose their investment in it.

Our business plan is speculative. Our planned businesses are speculative and subject to numerous risks and uncertainties. The research and development of our new proposed products, including those, if any, resulting from the identification and extraction of Cannabis compounds for sale for medicinal use, and the proposed Cannabis pharmacy automation system, may not succeed in creating any commercial products or revenue due to functional failure, lack of acceptance or demand from the marketplace, technological inefficiencies, competition or for other reasons. The demand for news and information regarding Cannabis is unknown. The further legalization of Cannabis in California or any other state jurisdiction, or at the federal level, is not assured. The future demand for Cannabis for medical or recreational use is unknown, even if favorable legislation progresses. The burden of government regulation and taxation on Cannabis industry participants, including growers, suppliers and consumers, is difficult to quantify. There is no assurance that we will earn revenue or a profit.

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Our recent merger with Pacific Shore may not be successful and may cause Med-X to incur substantial losses. Although Pacific Shore has been an affiliate of Med-X management since its inception in 2008, there is no assurance that the merger of Med-X and Pacific Shore will be successful or profitable for investors. Pacific Shore may continue to incur operating deficits and may not grow as anticipated. Integration of the two companies may be more costly than expected.

As a company expected to be engaged in agricultural operations, we will be exposed to the risks inherent in farming. Planting, growing, harvesting and selling crops and farming in general, is inherently risky. Adverse weather, natural pests, fungus, agricultural and environmental diseases, falling market prices, excess supply, poor soil, lack of fertilizer and other hazards can destroy crops and inflict severe economic losses on any farm, even with greenhouse facilities. There is no assurance that we will not incur uninsured losses or be subject to hazards beyond our control, or that we will be economically successful or sustainable.

There is no assurance that any of our research and development activities will result in any proprietary technology or commercial products. As discussed, we plan to develop new proprietary products and services for the Cannabis or any other industry, including compound identification and extraction and automated pharmacy systems. The development efforts for these products may fail to result in any commercial technology, products or services, or any proprietary or patentable technology. The products may not work, competitors may develop and sell superior products performing the same function, or industry participants may not accept or desire those products. We may not be able to protect our proprietary rights, if any, from infringement or theft by third parties. Government regulation may suppress or prevent marketing and sales of those products, even if they can be commercialized. We may have inadequate capital to successfully execute this aspect of our business plan.

Financial projections which may be included with this Offering Circular may prove to be inaccurate. Financial projections concerning our estimated operating results may be included with the Offering Circular. Any projections would be based on certain assumptions which could prove to be inaccurate and which would be subject to future conditions, which may be beyond our control, such as general industry conditions. We may experience unanticipated costs, or anticipated revenues may not materialize, resulting in lower operating results than forecasted. We cannot assure that the results illustrated in any financial projections will in fact be realized by us. Any financial projections would be prepared by our management and would not be examined or compiled by independent certified public accountants. Counsel to us has had no participation in the preparation or review of any financial projections prepared by us. Accordingly, neither the independent certified public accountants nor our counsel would be able to provide any level of assurance on them. We cannot assure that we will earn net profits. We cannot assure that we will be able to raise capital in this placement of common stock, or that we will have sufficient capital to fund our business operations. We cannot assure that we could obtain additional financing or capital from any source, or that such financing or capital would be available to us on terms acceptable to us.

We may not be able to successfully compete against companies with substantially greater resources. The Cannabis information, supply and pesticide industries, and consumer and business products industry, in general, are intensely competitive. We expect competition to intensify further in the future. Our website will be subject to competition for advertisers. We will be subject to competition from well-established commercial Cannabis growers and suppliers that have all necessary government permits. We will also be subject to competition from chemical insecticides, as well as other all-natural insect repellents utilizing cedar wood oil, which have been on the market longer than Nature-Cide® and which are manufactured and marketed by competitors with more resources and brand recognition than us. We cannot assure that Nature-Cide® will compete effectively and experience sales. As a potential supplier of other products, we compete with several larger and better-known companies that specialize in supplying and distributing a vast array of commercial goods.

We may be required to collect sales and other taxes. New excise taxes may be imposed on the sale and production of Cannabis by federal and state taxing authorities, suppressing sales. New government tax regulations may require that we as the supplier be responsible to collect those excise taxes, increasing our costs and risks. We do not expect to collect sales or other similar taxes with respect to goods sold by us via our website, except for buyers from the State of California. We expect to file quarterly sales tax returns with the State of California. Other states may, however, seek to impose sales tax collection obligations on out-of-state companies such as us which engage in or facilitate online commerce, and a number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of Internet commerce, and could adversely affect our opportunity to derive financial benefit from such activities. Moreover, a successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the exchange of merchandise on our system could have a material adverse effect on our business, results operations, and financial condition. Legislation limiting the ability of the states to impose taxes on Internet-based transactions has been proposed in the U.S. Congress. We cannot assure that this legislation will ultimately be enacted into law or that the final version of this legislation will not contain a limited time period in which such tax moratorium will apply. In the event that the tax moratorium is imposed for a limited time period, there can be no assurance that the legislation will be renewed at the end of such period. Failure to enact or renew this legislation could allow various states to impose taxes on Internet-based commerce and the imposition of such taxes could have a material adverse effect on our business, results of operations, and financial condition.

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Our business is subject to various government regulations. We are subject to various federal, state and local laws affecting the possession, consumption, production, supply and sale of Cannabis, and the manufacture and sale of pesticide products. The Federal Trade Commission, the Federal Food and Drug Administration, the Federal Drug Enforcement Agency and equivalent state agencies regulate all aspects of Cannabis and the advertising and representations made by businesses in the sale of products, which will apply to us. Cannabis is categorized under federal law as a Schedule 1 drug. Accordingly, the cultivation, production, transport, export, import, distribution, sale, marketing and use of Cannabis are prohibited under federal law. Certain activities that comply with state law, such as medical Cannabis in states where it has been legalized, are treated by the federal government with a non-enforcement policy under the internal guidelines of the “Cole Memorandum” published by the US Department of Justice. We may be required to obtain permits from various states in order to produce, supply and sell Cannabis and certain of our other products in those states. We currently have no government permits to grow or sell Cannabis in any jurisdiction. Even if Cannabis is generally legalized at the federal and state government levels, commerce in Cannabis is still expected to be heavily regulated and taxed, which will have a material effect on our operating results, financial condition and business performance. We expect to be required to apply for licenses in California, even if it is generally legalized in our homestate, and there is no assurance that those licenses will be granted to us. Furthermore, because Cannabis remains illegal under federal law, banking, certain advertising, and trademark registration services, among other services, are generally not available to the Cannabis industry.

We are also subject to government laws and regulations governing health, safety, working conditions, employee relations, wrongful termination, wages, taxes and other matters applicable to businesses in general. We are not currently subject to direct federal, state or local regulation, or laws or regulations applicable to access to or commerce on the Internet, other than regulations applicable to businesses generally. It is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of such laws was adopted prior to the advent of the Internet and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. In addition, numerous states, including the State of California in which our headquarters are located, have regulations regarding the manner in which “wholesalers/retailers” may conduct business and the liability of “wholesalers/retailers” in conducting such business. We cannot assure that any state will not attempt to impose additional regulations upon us in the future or that such imposition will not have a material adverse effect on our business, results of operations, and financial condition. Several states have also proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. Changes to existing laws or the passage of new laws intended to address these issues, including some recently proposed changes, could create uncertainty in the marketplace that could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs, or could in some other manner have a material adverse effect on our business, results of operations, and financial condition. In addition, because our services are expected to be accessible worldwide, and we expect to eventually facilitate sales of goods to users worldwide, other jurisdictions may claim that we are required to qualify to do business as a foreign corporation in a particular state or foreign country. We are qualified to do business in one state in the United States, and our failure to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject us to taxes and penalties for the failure to qualify, and could result in our inability to enforce contracts in such jurisdictions. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have a material adverse effect on our business, results of operations, and financial condition.

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We are subject to the rules and regulations of the Securities and Exchange Commission (“SEC”) and comparable state agencies. As a company raising investment capital, we are subject to federal and state government securities regulation. Accordingly, there is a risk that we could be subject to adverse government orders if we violate those regulations, which could have a material adverse impact on our operating results, financial conditions and business performance. In particular, we are subject to the reporting requirements of Regulation A+ (Tier 2) since we were declared qualified by the SEC for our offering of common stock under that regulation on November 3, 2015. We incurred a temporary suspension order by the SEC on September 16, 2016 due to a late filing of one of our required reports. While the temporary suspension order was ultimately vacated by the SEC Administrative Law Judge on May 8, 2017, lifting the suspension, we are still subject to a possible separate enforcement action against us by the SEC for the reporting violation, even though it has been rectified. An SEC enforcement action successfully asserted against us could cause us to be labeled a “bad actor” under Rules 506(d) and 507 of Regulation D of the Securities Act of 1933, as amended, and Rule 262 of Regulation A of the Securities Exchange Act of 1934, as amended, which would likely have a material adverse impact on our operating results, financial condition and business performance.

We cannot assure that we will earn a profit or that our products will be accepted by consumers. Our business is speculative and dependent upon acceptance of our custom Cannabis, Nature-Cide® and other potential branded and non-branded products by consumers, the medical and pharmacy industries, and commercial Cannabis growers. Our operating performance will be heavily dependent on whether or not we are able to earn a profit on the sale of our products and the products of other manufacturers from which we supply or distribute commercial goods. We may not be allowed to advertise any of our Cannabis products or such advertising may be severely limited under applicable federal, state and local law. We cannot assure that we will be successful or earn any revenue or profit, or that investors will not lose their entire investment.

We may not have adequate capital to fund our business. We will have limited capital available to us, to the extent that we raise capital from this offering. If our entire original capital is fully expended and additional costs cannot be funded from borrowings or capital from other sources, then our financial condition, results of operations, and business performance would be materially adversely affected. We may not be able to raise needed additional capital or financing due to market conditions or for regulatory or other reasons. We cannot assure that we will have adequate capital to conduct our business.

We may incur uninsured losses. Although we maintain modest theft, casualty, liability, and property insurance coverage, along with workmen’s compensation and related insurance, we cannot assure that we will not incur uninsured liabilities and losses as a result of the conduct of our business. In particular, we may incur liability if our Cannabis, Nature-Cide®, or one of our other products is deemed to have caused a personal injury. Should uninsured losses occur, the holders of our common stock could lose their invested capital.

Like most manufacturers and sellers of commercial goods, and companies that raise capital, we will be subject to potential litigation. As a manufacturer and seller of commercial goods, and a company that raises capital, we will be exposed to the risk of litigation for a variety of reasons, including product liability lawsuits, employee lawsuits, commercial contract disputes, defects in supplies and products, government enforcement actions, shareholder and investor lawsuits, and other legal proceedings. We cannot assure that future litigation in which we may become involved will not have a material adverse effect on our financial condition, operating results, business performance, and business reputation.

We cannot assure that we will have the resources to repay all of our liabilities in the future. We have liabilities and may in the future have other liabilities to affiliated or unaffiliated lenders. These liabilities represent fixed costs, which are required to be paid regardless of the level of business or profitability experienced by us. We cannot assure that we will not incur debt in the future, that we will have sufficient funds to repay our indebtedness or that we will not default on our debt, jeopardizing our business viability. Furthermore, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to conduct our business. We may utilize purchase order financing from third party lenders when we are supplying or distributing goods, which would increase our costs and the risks that we may incur a default, which would harm our business reputation and financial condition. We cannot assure that we will be able to pay all of our liabilities, or that we will not experience a default on our indebtedness.

We may incur cost overruns in the development, production and distribution of our various products. We may incur substantial cost overruns in the development, production and distribution of Cannabis, Nature-Cide® and other products. Management is not obligated to contribute capital to us. Unanticipated costs may force us to obtain additional capital or financing from other sources, or may cause us to lose our entire investment in us if we are unable to obtain the additional funds necessary to implement our business plan. We cannot assure that we will be able to obtain sufficient capital to successfully continue to implement our business plan. If a greater investment is required in the business because of cost overruns, the probability of earning a profit or a return of the shareholders’ investment in us is diminished.

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We may not be able to protect our intellectual property and could lose our Nature-Cide licensing rights under certain circumstances. We have intellectual property rights and trade secrets associated with our business. We have a patent application pending and our subsidiary, Pacific Shore, owns the exclusive license for the Nature-Cide brand. There is no assurance that we will be able to protect our intellectual property from infringement or challenge by third parties. We could lose our Nature-Cide supply in the event of the insolvency of Pacific Shore or in other limited circumstances.

If we are unable to pay for material and services timely, we could be subject to liens. If we fail to pay for materials and services for our business on a timely basis, our assets could be subject to material men’s and workmen’s liens. We may also be subject to bank liens in the event that we default on loans from banks, if any.

Directors and officers have limited liability. Our bylaws provide that we will indemnify and hold harmless our officers and directors against claims arising from our activities, to the maximum extent permitted by Nevada law. If we were called upon to perform under our indemnification agreement, then the portion of our assets expended for such purpose would reduce the amount otherwise available for our business.

If we were to lose the services of our key personnel, we may not be able to execute our business strategy. Our success is substantially dependent on the performance of our executive officers and key employees. The loss of any of our officers or directors would have a material adverse impact on us. We will generally be dependent upon Matthew Mills for the direction, management and daily supervision of our operations. See “MANAGEMENT.”

If we are unable to hire, retain or motivate qualified personnel, consultants, independent contractors, and advisors, we may not be able to grow effectively. Our performance will be largely dependent on the talents and efforts of highly skilled individuals. Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly qualified personnel for all areas of our organization. Competition for such qualified employees is intense. If we do not succeed in attracting excellent personnel or in retaining or motivating them, we may be unable to grow effectively. In addition, our future success will depend in large part on our ability to retain key consultants and advisors. We cannot assure that any skilled individuals will agree to become an employee, consultant, or independent contractor of Med-X. Our inability to retain their services could negatively impact our business and our ability to execute our business strategy.

The consideration being paid to our management was not based on arm’s length negotiation. The common stock and cash consideration paid or being paid by us to our management have not been determined based on arm’s length negotiation. While management believes that the consideration is fair for the work being performed, we cannot assure that the consideration to management reflects the true market value of its services.

Our executive officers’ participation in other entities, especially Pacific Shore Holdings, Inc., creates conflicts of interest. The relationship of management to us will create conflicts of interest. Our senior executive officers are also directors, executive officers and shareholders of Pacific Shore Holdings, Inc., a wholly-owned subsidiary and major supplier of Nature-Cide® to us. Making contracts and conducting business with Pacific Shore Holdings, Inc. create conflicts of interest in negotiating terms and enforcing covenants, since the agreements are not made at arm’s-length. There is no assurance that such conflicts of interest will not cause us to incur material economic losses or other material adverse effects. Moreover, management’s compensation from us has not been determined pursuant to arm’s-length negotiation. Management believes that it will have the resources necessary to fulfill its management obligations to all entities for which it is responsible. See “MANAGEMENT.”

We have three independent directors.  Currently, the members of our board of directors are Matthew Mills, Ronald J. Tchorzewski, Dr. David E. Toomey, Jennifer Mills, Dr. Morton Hyson, Fred Dashiell, Jr. and Dr. Allan Kurtz.  Only three of these directors, Dr. Hyson, Fred Dashiell, Jr. and Dr. Kurtz, are considered “independent directors,” as defined under Financial Industry Regulatory Authority, Inc. (“FINRA”) listing standards and Nasdaq Marketplace Rules.  Currently we do not have any committees of the board of directors.  We plan to form audit and compensation committees in the future, but need to add independent directors with financial acumen before we can form those committees. The majority of the persons on our board of directors are not considered to be independent directors, and, when voting in concert, can make decisions for the whole board of directors.

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Our bylaws may be amended by our board and our articles and bylaws may be amended by a majority vote of our shareholders. Under the Nevada Corporations Law, a corporation’s articles of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, and a majority of the outstanding shares of each class entitled to vote as a class, unless the certificate requires the vote of a larger percentage of shares. Our Articles of Incorporation, as amended, do not require the vote of a larger percentage of shares. As permitted under the Nevada Corporations Law, our bylaws give our board of directors the power to adopt, amend, or repeal our bylaws. Our shareholders entitled to vote have concurrent power to adopt, amend, or repeal our bylaws.

Our principal shareholders own voting control of Med-X.  Our current officers, directors, founders and principal shareholders currently own a total of 21,629,140 shares of our common stock and 100% of our outstanding Series A (super voting) Preferred Stock, or approximately 61.3% of the total issued and outstanding voting capital stock of the Company.  These shareholders are able to exercise significant control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock.  This concentration of ownership may not be in the best interests of all of our shareholders.

We cannot assure that a public trading market for our common stock will ever be established. At present, there is no active trading market for our securities and we cannot assure that a trading market will develop. Our common stock has no trading symbol. In order to obtain a trading symbol and authorization to have our common stock trade publicly, we must file an application on Form 211 with, and receive the approval by, the Financial Industry Regulatory Authority (“FINRA”), of which there is no assurance, before active trading of our common stock could commence. If our shares of common stock ever publicly trade, they may be relegated to the OTC Pink Sheets. The OTC Pink Sheets provide significantly less liquidity than the NASD’s automated quotation system, or NASDAQ Stock Market. Prices for securities traded solely on the Pink Sheets may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original price or at any price. In any event, except to the extent that investors’ shares may be registered on a Form S-1 Registration Statement with the Securities and Exchange Commission in the future, of which there is absolutely no assurance, no shares could be sold under Rule 144 or otherwise until we become a current public reporting company with the Securities and Exchange Commission or otherwise are current in our business, financial and management information reporting, and applicable holding periods have been satisfied.

Our failure to maintain effective internal controls over financial reporting could have an adverse impact on us. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

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ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Annual Report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Annual Report.

Med-X, Inc. (“Med-X”, “we”, “us”, “our”, or the “Company”) is a Nevada corporation formed in February 2014 and is engaged in the business of green scene product development, distribution, and marketing. Its business is expected to expand significantly as a result of the closing of its merger with Pacific Shore Holdings, Inc. (“PSH” or “Pacific Shore”), its wholly owned subsidiary, on April 16, 2018. The Company and PSH have developed a series of proprietary natural “green” branded products under division names Nature-Cide®, Thermal-Aid®, Home Spa™ and Maliblu Brands. Nature-Cide® products are all-natural essential oil blends of indoor and outdoor pesticide/insecticide/repellent developed for multiple industries, including professional pest control, janitorial, hospitality, transportation and agriculture, as well as the Cannabis cultivation industry. Thermal-Aid®, Thermal-Aid Zoo® and the Thermal-Aid Headache Relief System® are 100% natural heating/cooling pain and physical therapy products for painful ailments affecting adults, children and animals. Nature-Cide® and Thermal-Aid® are distributed through ecommerce platforms and through national distribution outlets positioned around the United States. Home Spa Shower Sprays are essential oil-based products distributed through various ecommerce platforms. Maliblu Brands are all-natural essential oils, including Hemp and CBD oil products, designed for various ailments and are still in the development stage. The Company also operates the MJT Network® through the Company’s online media platform, www.marijuanatimes.org, which publishes high quality media content regarding Cannabis to generate revenue from advertisers and traffic optimizing venues. The network includes smart phone and tablet applications and also publishes a daily news video through social and news applications. Med-X also plans, to the extent it is legal to do so, to cultivate high quality custom-bred cannabis for the medical market to treat such aliments as pain, sleep deprivation, appetite disorders, and neurological pathologies or their symptoms. Besides suppling Nature-Cide products to pest control, hospitality, janitorial and agricultural industries, Med-X also plans to supply proprietary and non-proprietary products, including Nature-Cide insecticides, pesticides, granular and soil blends to legally operating cannabis agricultural operators. As these core businesses evolve, and it becomes legal to do so, we will seek to develop and monetize (i) techniques for the recognition and extraction of Cannabis compounds for the medical industry, and (ii) a cost-effective pharmacy automation system for the pharmaceutical and Cannabis industries.

The Company plans to supply products to the agricultural and supply industries, including recently licensed Nature-Cide® brands such as Nature-Cide’s® Pest Management and All-Purpose formulations, as well as a special insecticidal soil, for which we filed a patent application with the United States Office of Patents and Trademarks in 2015.  Nature-Cide® is a proprietary all natural essential oil insecticide/miticide/nematicide that repels and kills a wide variety of pests, including insects that are commonly known to damage Cannabis crops. Nature-Cide® is owned, manufactured and distributed by PSH, a wholly owned subsidiary of Med-X as a result of the merger which was effective April 16, 2018.

If and only when its legally permitted to do so, the Company’s planned compound identification and extraction research and development operation will be conducted primarily at the Company’s existing 600 square foot indoor cultivation center in Los Angeles County, California, where controlled quantities of high quality Cannabis were being grown, harvested and stored for research and medical use in 2015 and early 2016, to the extent permitted by California law. The fundamental premise of the operation is to make Cannabis oil from the plant, extract a variety of medicinal compounds from the oil, especially the non-THC Cannabidiol (CBD) compounds found in Cannabis and, when seeking supplements for pain management and relief, also THC compounds, testing the efficacy of the supplement prototypes, and producing, marketing and selling natural supplements containing these compounds. The Company has purchased and utilized special equipment designed to facilitate the compound identification and extraction process. Preliminary research in the industry indicates that CBD-based compounds from Cannabis may be effective in treating the symptoms of certain neurological pathologies, but there is much additional research needed to reliably commercialize CBDs for medical purposes. There is no assurance that the Company will be successful in making or selling any medicinal supplements from the CBD or THC compounds identified and extracted by it.

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The Company may acquire sufficient indoor and outdoor farm property in California to grow, harvest and sell high quality, custom-bred Cannabis for the California medical and recreational markets, for compound identification and extraction, and for other markets that become legally available to the Company in the future as a California grower.

The primary sources of short term revenue for Med-X are expected to be the proceeds from advertising dollars generated from content published on the Company’s media outlet, www.marijuanatimes.org, as well as through the sale of industry related merchandise. Management also believes that substantial revenue can be earned from the online sale of Nature-Cide® and other proprietary products and services to medicinal use patients who are engaged in legal Cannabis cultivation as well as the Cannabis agricultural business, including indoor greenhouse operations. Med-X may also earn revenue from providing consulting services to other Cannabis industry participants. In the short run, consulting services, licensing and other methods of monetization may be utilized. In the long run, revenue is anticipated from the Company’s planned Cannabis compound identification and extraction system along with development of our planned pharmacy automation system and our planned Cannabis products, assuming our research and development of those planned products and services are successful. No revenue is expected from the sale of Cannabis or medicinal Cannabis compounds for medical or recreational use until such sale is legal. Management believes it will eventually see revenue from growing, harvesting and selling high quality, custom-bred Cannabis for the California medical and recreational Cannabis markets. As a California grower, the Company will approach other markets that become legally available to it in the future, if any.

Our operational expenditures are primarily related to development of The Marijuana Times platform, marketing costs associated with getting users to join our network and engage with other users, and the costs related to being a fully reporting company with the Securities and Exchange Commission. Since inception in 2015, The Marijuana Times has built a growing network of users. This growth has been aided by the growing use of mobile applications and the popularity of the Cannabis legalization movement among young adults.

Results of Operations

For the Years Ended December 31, 2018 and December 31, 2017

Revenue.  Revenue for the year ended December 31, 2018 was $646,917 compared to $617,109 for the year ended December 31, 2017.   The increase in revenue of $29,818 is mainly attributable to an increase in sales of our Nature-Cide product line.

Operating Expenses. Operating expenses for the year ended December 31, 2018 were $3,625,794 compared to $3,202,019 for the year ended December 31, 2017. The increase in operating expenses is attributable to an increase in attendance at industry trade shows, professional fees, offset slightly by lower non-cash compensation expense related to the Company’s Stock Option Plan.

Net Loss. Net loss year for the year ended December 31, 2018 was $3,433,277 compared to $3,057,904 for the year ended December 31, 2017. This increase in net loss is due to an increase in attendance at industry trade shows, professional fees, offset slightly by lower non-cash compensation expense related to the Company’s Stock Option Plan. Currently operating costs exceed revenue due to revenue growing at a slower pace than anticipated. We cannot assure when or if revenue will exceed operating costs.

Liquidity and Capital Resources

We had cash and equivalents of $714,910 at December 31, 2018 and $216,921 at December 31, 2017, primarily from the proceeds of capital raised by the Company in its Regulation A+ Offering of common stock which commenced in February, 2016 and the Company’s private placement of common stock which commenced in February 2018 and in 2017 from the Company’s private placement of common stock pursuant to Rule 506(c) of the Securities Act of 1933.

During the year ended December 31, 2018, we used $3,248,989 of cash for operating activities. A portion of the funds was used to pay general and administrative costs, professional fees and sales and marketing activities.

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During to the year ended December 31, 2017, we used $2,465,319 of cash for operating activities. A large portion of the funds was used to pay general and administrative costs, professional fees and support of significant sales and marketing activities.

Cash provided by financing activities during the year ended December 31, 2018 was $3,831,527. Of this amount, $3,800,861 was related to the issuance of shares of common stock.  An additional amount of $30,666 was provided through an increase in borrowing on our Line of Credit. Cash provided by financing activities from the issuance of shares of common stock during 2017 was $2,733,171.  Since inception, our capital needs have primarily been met from the private placement of our common stock at $0.50 per share which concluded on January 31, 2016, the Regulation A+ Offering of common stock at $.60 per share which commenced on February 8, 2016 and the private placement of our common stock at $.60 per share which commenced in October 2016, February 2017 and February 2018.

We will have additional capital requirements during 2019 and 2020. We do not expect to be able to satisfy our cash requirements through sales of the Nature-Cide product line as well as digital media advertising, and therefore we will attempt to raise additional capital through the sale of our common stock. We commenced a private placement offering of 5,000,000 shares of our common stock at $0.60 per share under Rule 506(c) of the Securities Act of 1933, as amended, in March 2019.

We cannot assure that we will have sufficient capital to finance our growth and business operations or that such capital will be available on terms that are favorable to us or at all. We are currently incurring operating deficits that are expected to continue for the foreseeable future.

Restricted Cash

The Company has funds held in escrow by an Escrow Agent received from the Company’s Regulation A+ Offering. As of December 31, 2018, the Company had $5,187. These funds are being held by the Escrow Agent per provisions within the Escrow Agreement.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies

We have identified the policies outlined below as critical to our business operations and an understanding of our results of operations. The list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management's judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout management's Discussion and Analysis or Plan of Operation where such policies affect our reported and expected financial results. Note that our preparation of the financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Revenue Recognition

                Revenue includes product sales. The Company recognizes revenue from product sales in accordance with Topic 605 “Revenue Recognition in Financial Statements” which is at the time customers are invoiced at shipping point, provided title and risk of loss has passed to the customer, evidence of an arrangement exists, fees are contractually fixed or determinable, collection is reasonably assured through historical collection results and regular credit evaluations, and there are no uncertainties regarding customer acceptance.

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As of December 31, 2018, the Company’s trade accounts receivable was $70,643 from 33 customers. For the year ended December 31, 2018 the Company received 70% of its revenue from three customers and for the year ended December 31, 2017 the Company received 34% of its revenue from two customers. As of December 31, 2018, the specific concentration was Customer A at 39%, Customer B at 17% and Customer C at 14%. As of December 31, 2017, the specific concentration was Customer A at 21%, Customer B at 13%.

Stock Based Compensation Expense

We expect to account any share-based compensation pursuant to SFAS No. 123 (revised 2004) Share-Based Payment, or SFAS No. 123R. SFAS No. 123R requires measurement of all employee share-based payments awards using a fair-value method. When a grant date for fair value is determined, we will use the Black-Scholes-Merton pricing model. The Black-Scholes-Merton valuation calculation requires us to make key assumptions such as future stock price volatility, expected terms, risk-free rates and dividend yield. The weighted-average expected term for stock options granted was calculated using the simplified method in accordance with the provisions of Staff Accounting Bulletin No. 107, Share-Based Payment. The simplified method defines the expected term as the average of the contractual term and the vesting period of the stock option. We will estimate the volatility rates used as inputs to the model based on an analysis of the most similar public companies for which Med-X has data. We will use judgment in selecting these companies, as well as in evaluating the available historical volatility data for these companies.

SFAS No. 123R requires us to develop an estimate of the number of share-based awards which will be forfeited due to employee turnover. Annual changes in the estimated forfeiture rate may have a significant effect on share-based payments expense, as the effect of adjusting the rate for all expense amortization after January 1, 2006 is recognized in the period the forfeiture estimate is changed. If the actual forfeiture rate is higher than the estimated forfeiture rate, then an adjustment is made to increase the estimated forfeiture rate, which will result in a decrease to the expense recognized in the financial statements. If the actual forfeiture rate is lower than the estimated forfeiture rate, then an adjustment is made to decrease the estimated forfeiture rate, which will result in an increase to the expense recognized in the financial statements. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. We have never paid cash dividends, and do not currently intend to pay cash dividends, and thus have assumed a 0% dividend yield.

Med-X will continue to use judgment in evaluating the expected term, volatility and forfeiture rate related to its stock-based awards on a prospective basis, and in incorporating these factors into the model. If our actual experience differs significantly from the assumptions used to compute its stock-based compensation cost, or if different assumptions had been used, we may record too much or too little share-based compensation cost. Med-X recognizes expense using the straight-line attribution method.

Item 3. Directors and Officers

Executive Officers and Directors of Med-X

The table below sets forth our directors and executive officers of as of the date of this Annual Report.

Name	Position	Age	Term of Office	Approximate Hours Per Week

Dr. David E. Toomey	Director and Chief Executive Officer	54	Inception to Present (1)	(2)

Matthew A. Mills	Chairman of the Board, President and Chief Operating Officer	54	Inception to Present (1)	(2)

Ronald J. Tchorzewski	Director and Chief Financial Officer	68	Inception to Present (1)	(2)

Jennifer J. Mills	Director, Executive Vice President of Human Resources and Corporate Secretary	48	Inception to Present (1)	(2)

Dr. Morton I. Hyson	Director	68	April 15, 2015 to Present (1)	(3)

Dr. Allan Kurtz	Director	59	April 15, 2015 to Present (1)	(3)

Fred Dashiell	Director	77	July 1, 2018 to Present (1)	(3)

(1)	This person serves in this position until the person resigns or is removed or replaced by a duly authorized action of the Board of Directors or the shareholders. This person has been in the indicated position with the Company since the Company’s inception in February 2014, or since the date indicated, if not since inception.

(2)	This person works part-time for the Company, approximately 10 to 15 hours per week.

(3)	This person is an independent director of the Company.

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David E. Toomey, D.O., A.C.O.F.P., has been the Chief Executive Officer and director of Med-X since its inception in February 2014. He has been Executive Vice President and Director of Pacific Shore Holdings, Inc. since its inception in December 2007. Dr. Toomey is a board-certified family physician specializing in family medicine, geriatric care, and hospice and palliative care for more than twenty years. He has served on the Physician Consultant Board of several fortune 500 insurance companies, where he was responsible for developing physician practice guidelines. He has participated in numerous phase 3 and 4 study protocols for several multi-national pharmaceutical companies. Dr. Toomey is currently the President of TDP Enterprises, LLC. Medical Group, a position he has held for the last 15 years. Dr. Toomey is a Medical Director for several hospice and palliative care organizations, a position he has held for the last 8 years. He continues to actively practice clinical medicine. Dr. Toomey attended Saint Joseph’s University in Philadelphia, Pennsylvania and graduated in 1991 from the Philadelphia College of Osteopathic Medicine.

Matthew A. Mills has been our Chairman of the Board, President and Chief Operating Officer since our inception in February 2014. He is also the Chairman, Chief Executive Officer, and President of Pacific Shore Holdings, Inc. (“Pacific Shore”), positions he has held since January 2008. From July 2001 to June 2003, Mr. Mills was the Chief Operating Officer of Bidz.com Inc., an online auction company (“Bidz”). He began working for Bidz in 1998 where his responsibilities included operations, banking, marketing, investor relations, public relations, and business development. In January 2002, Mr. Mills was promoted to the position of Investor Relations Director of Bidz. From March 2001 to January 2002, Mr. Mills was the Vice President of Marketing for Bidz and was responsible for managing all areas of marketing for Bidz. From December 1995 to August 1998, Mr. Mills was a regional manager for Ford Motor Company in Los Angeles, California, where he was responsible for financing documentation, customer service and returned vehicle processing. From November 1993 to November 1995, he owned and operated Imports Plus, a private company that imported floral products from Mexico to Los Angeles, California. From June 1987 to September 1993, Mr. Mills was a wholesale auction manager for Sports Cars West Ltd. located in Reseda and Oceanside, California. Mr. Mills attended the University of Arizona from January 1983 until June 1986, where he concentrated in Psychology and Economics.

Ronald J. Tchorzewski has been a director and Chief Financial Officer of Med-X since its inception in February 2014.  He is also the Chief Financial Officer of Pacific Shore, a position he has held since June 2010.  Mr. Tchorzewski has over 35 years of experience in financial accounting and reporting.  He is currently the owner of CFO Consultancy in Escondido, California.  Founded by Mr. Tchorzewski in 2009, CFO Consultancy is an independent consulting service providing chief financial officer level support, including business plan development, capital raising advice, and day-to-day accounting services to start-up and developmental stage companies.  From 2008 to 2009, Mr. Tchorzewski was the chief financial officer and corporate controller of TV Magic, Inc., a full service technology company encompassing all aspects of systems design, engineering, procurement of equipment and materials, installation, testing, and maintenance of broadcast quality television, and audio visual installations located in San Diego, California.  From 2005 to 2008, he was the chief financial officer and corporate controller of Framemax, Inc., a light gauge steel prefabricated panelized wall systems manufacturer and installer located in Poway, California.  From 2003 to 2005, he was the chief financial officer and corporate controller of Skyriver Communications, Inc., a high-speed wireless broadband internet access and Wi-Fi solution provider located in San Diego, California.  From 1999 to 2001 he was chief financial officer for Internet Appliance and iPolicy Networks which were startups in the Internet space. From 1996 to 1999 he was chief financial officer for SoloPoint, a consumer telephonic device company which was a publicly traded company. From 1993 to 1996 he was chief financial officer for ULTRADATA Corporation, a financial services software company which he managed through an IPO. From 1987 to 1993 he was Vice President and Corporate Controller for Cadence Design Systems, a public company which is a world leader in Electronic Design Automation software. Mr. Tchorzewski holds a master’s degree in business administration (finance) and a Bachelor of Science degree in business administration (accounting) from Seton Hall University.

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Jennifer J. Mills has been a director, Executive Vice President and Corporate Secretary of Med-X since its inception in February 2014 and a director and Corporate Secretary of Pacific Shore since January 2011. From September 1993 to November 2000, Mrs. Mills worked for McNutt & Taylor, CPAs as a bookkeeper. Her duties included handling accounts payable, accounts receivable, and payroll, reconciling financial and bank statements, preparing month-to-date, quarter-to-date, and year-to-date financial reports, and corresponding with clientele. From June 1992 to September 1993, Mrs. Mills was a member of the accounting department for South Pacific Rehab Services (“SPRS”) in Encino, California. Her responsibilities at SPRS included assisting the Vice President, handling accounts payable, accounts receivable, and payroll and corresponding with therapists and rehab facilities. From March 1990 to June 1992, Mrs. Mills was the office manager of Park Place Management, where she was in charge of all rental agreements, accounts payable, accounts receivable, and payroll. Mrs. Mills received her bachelor degree in liberal studies with an emphasis in mathematics from California State University, Northridge in 1994. Jennifer Mills is the wife of Matthew Mills.

Dr. Allan Kurtz has been a director of Med-X since April 15, 2015 and of Pacific Shore since January 2011. Dr. Kurtz is board certified in internal medicine and has owned and operated Allan Kurtz, a Professional Medical Corporation, since 1986. Dr. Kurtz received his medicine doctor degree from the College of Health Sciences in Des Moines, Iowa in 1980 and completed a rotating internship and an internal residency at Botsford General Hospital in Farmington Hills, Michigan in 1984. Since 1986, Dr. Kurtz has been the Medical Director of Warner Medical Center and the California Center of Longevity Medicine. He is also a long time member of the American Osteopathic College of Internal Medicine.

Dr. Morton I. Hyson has been a director of Med-X since April 15, 2015. Since November 1990, Dr. Hyson has been in private practice as a Board Certified Neurologist in Las Vegas, Nevada. He is also a Clinical Assistant Professor at Touro University in San Francisco, California, where he has been teaching since September 2000. He also serves as a Clinical Associate Professor at the University of Nevada, School of Medicine, where he has been teaching since October 1993. He was a Neurologist in private practice in Arlington, Texas from 1983 until 1990, where he also served as a Clinical Associate Professor at the University of Texas, Southwestern Medical School in Dallas, Texas from October 1983 until October 1990. Dr. Hyson also served as the Medical Director of the Muscular Dystrophy Association in Las Vegas, Nevada from September 1991 until June 1993. Dr. Hyson earned a Bachelor of Arts in Music in 1992 from the Cleveland Institute of Music, Case Western Reserve University, after attending the University of Michigan from 1967 to 1969 in pre-medical studies. From 1972 until 1974, Dr. Hyson attended Cincinnati Conservatory of Music, where he studied Opera. Dr. Hyson returned to his medical studies in 1974 when he attended Columbia University from September 1974 until May 1975. He earned his M.D. from Wayne State University School of Medicine in 1979, and was an Intern in Internal Medicine at Sinia Hospital of Detroit from 1979 until 1980. Dr. Hyson did his Neurology Residency at McGill University, Montreal Neurological Hospital from 1980 to 1983. He is certified by the American Board of Psychiatry and Neurology and the National Board of Medicine Examiners. His professional affiliations include the American Medical Association, the American Academy of Neurology, the American Academy of Neurological and Orthopedic Surgeons, the American Headache Society, the Clark County Medical Society, the Nevada State Medical Association and the Conroe Regional Medical Center. Dr. Hyson is the inventor and grantee of three patents in the medical field issued by the United States Office of Patents and Trademarks, which he has licensed to Pacific Shore:

DEVICE AND METHOD FOR TREATMENT OF HEADACHE

Patent Number 5,700,238

Date Granted: December 23, 1997 – United Stated Patent Office

MEDICATED WRAP

Patent Number 6,313,370 B1

Date Granted: November 6, 2001 - United Stated Patent Office

MEDICATED WRAP

Patent Number: 7186260

Date Granted: March 6, 2007 - United Stated Patent Office

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Fred Dashiell, Jr. has been a director of Pacific Shore since June 2011 and the chairman of the Company’s Audit Committee since its formation in 2012. Mr. Dashiell has been an adjunct professor at Chapman University in Orange, California since 2010 and a visiting scholar at the University of California at Los Angeles in Los Angeles, California since 2007. From 2000 to 2009, he was a senior computer scientist at MindBox, Inc., a software technology company located in Greenbrae, California. From 1995 to 2000, Mr. Dashiell was a computer scientist at Brightware, Inc., an artificial intelligence company located in Novato, California. From 1984 to 1995, Mr. Dashiell worked and consulted for Inference Corporation, a software technology company. From 1981 to 1984, he was a principal member of the technical staff of Citicorp, Transaction Technology, Inc. From 1977 to 1981, Mr. Dashiell was a senior research scientist with R and D Associates. From 1975 to 1977, Mr. Dashiell was a Bateman Research Instructor in mathematics at the California Institute of Technology. From 1973 to 1975, he was an adjunct assistant professor in mathematics at the University of California at Los Angeles in Los Angeles, California. Mr. Dashiell received a Bachelor of Science degree in physics from the University of North Carolina at Chapel Hill in 1963 and a Ph.D. in mathematics from the University of California at Berkeley in 1973.

Administrative Order and Settlement with State Securities Commissions

In July 2011, the Pennsylvania Securities Commission issued a Summary Order to Cease and Desist against Pacific Shore and our President, Matthew Mills. The Summary Order directed respondents to cease from making telephone solicitations to persons with whom they did not have a pre-existing business relationship. We achieved a settlement with the Commission which resulted in the Summary Order being rescinded on November 22, 2011.

                On August 7, 2013, the California Department of Business Oversight issued a Desist and Refrain Order (the “Order”) against Pacific Shore and Matthew Mills. The Order asserted that in June 2011, the respondents had offered shares from the State of California by calling a person with whom they did not have a pre-existing relationship. Respondents believe that this Order stems from the same facts as the Pennsylvania Order that was rescinded. The California Order stated that the respondents were to cease and desist from further offer or sale of securities in the State of California until qualification is made or unless the offer and sale are exempt from qualification. In October 2013, Pacific Shore commenced a private placement of common stock in compliance with Rule 506(c) of Regulation D of the Securities Act of 1933, as amended, which is exempt from qualification in California and permits general solicitation.

Administrative Order for Temporary Suspension by Securities and Exchange Commission

The Company received a certified letter on September 22, 2016 which was dated September 16, 2016 from the Securities and Exchange Commission (“SEC”). This letter issued an Order Temporarily Suspending Exemption of the Company’s Regulation A+ Offering due to the Company not filing its 2015 Annual Report on Form 1-K by April 30, 2016.  On September 19, 2016, the Company filed its 2015 Annual Report on Form 1-K and 2016 Semiannual Report on Form 1-SA with the SEC, which acknowledged them. The Company requested the suspension be lifted and the offering be reinstated as the appropriate filings have been made by us and received by the SEC.  The Company opposed the SEC’s request for a permanent suspension.  A hearing on the matter was held on January 10, 2017 and January 25, 2017 and post-hearing briefing was completed on April 7, 2017. On May 8, 2017, an SEC administrative law judge ruled in favor of the Company and entirely lifted the suspension order, enabling the Company to resume its current offering of common stock under Regulation A+ (Tier 2) of the Securities Exchange Act of 1934, as amended. No claims for damages, rescission or other relief were asserted by the SEC.

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Compensation of Executive Officers

During the Company’s fiscal year ended December 31, 2018, the Company paid the following aggregate salaries to its current executive officers:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)

Dr. David E. Toomey	Chief Executive Officer	$100,000	$0	$100,000

Matthew A. Mills	President and Chief Operating Officer	$258,333	$20,786	$279,119

Ronald J. Tchorzewski	Chief Financial Officer	$175,000	$0	$175,000

Jennifer J. Mills	Executive Vice President of Human Resources and Corporate Secretary	$173,733	$9,240	$182,973

Employment Agreements

We have not entered into any employment agreements with our executive officers or other employees to date. We may enter into employment agreements with them in the future. A stock incentive program for our directors, executive officers, employees and key consultants has been established.

Stock Option Plan

On May 2, 2016, the Company adopted its 2016 Stock Incentive Plan (the “Plan”). The Plan allows the Company to offer stock options or restricted shares of common stock subject to specified vesting conditions to employees, directors, consultants and members of the board of directors. Under the Plan, the maximum aggregate number of shares that may be issued is10,000,000 shares. The term of the options may not exceed 10 years from the date of grant. As of grant date, 37.8% of the shares shall vest on the grant date and enter remaining portion 62.2% of the shares subject to the options shall vest each quarterly thereafter per individual option grants. The grants were made to thirteen employees, two independent directors and three consultants. The exercise price of the stock options is $0.60 per share for 3,145,000 of them and $0.66 per share for 1,000,000 of them. As of December 31, 2017, the aggregate grant date fair value of the options was $617,359 and the aggregate amount expensed during the year was $150,362. During 2017, 115,000 options were forfeited and cancelled due to two employees leaving the Company and choosing to not exercise their options. During 2018 50,000 options were granted to a newly appointed Board of Directors member. These options do not begin to vest until June 2019.

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The fair value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for each applicable period.

(1) Risk-free interest rate - Risk-free interest rate was based on the US Treasury bond yield for a similar duration, as of the day of grant.

(2) Volatility - Volatility was based on the volatility of the Company, analyzed over historical weekly share prices for one year immediately prior to the day of grant.

(3) Dividend yield - Dividend yield was estimated by the Company based on its expected dividend policy over the contractual life of the options.

(4) Fair value of the ordinary shares - When estimating the fair value of the ordinary shares on the grant dates, management used the pricing in the most recent financing activities.

The following is a summary of the Company’s stock option activity for the year ended December 31, 2018:

		Weighted
		Average	Aggregate
	Options	Exercise Price	Intrinsic
	Outstanding	Price	Value

Outstanding at December 31, 2017	3,318,956	$0.61	$-
Granted	50,000	$0.61
Canceled	150,000	$0.61
Exercised	-
Outstanding at December 31, 2018	3,930,000	$0.61
Exercisable at December 31, 2018	3,812,163	$0.61

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The number and weighted average exercise prices of all options outstanding as of December 31, 2018, are as follows:

Options Outstanding
			Weighted
		Weighted	Average
	Number	Average	Remaining
	Outstanding	Exercise	Contractual Life
Exercise Price	31-Dec-18	Price	(Years)

$0.66	1,000,000	$0.66	3.3
$0.60	2,930,000	$0.60	7.3
	3,930,000	$0.61	5.9

The number and weighted average exercise prices of all options exercisable as of December 31, 2017, are as follows:

Options Exercisable
			Weighted
		Weighted	Average
	Number	Average	Remaining
	Outstanding	Exercise	Contractual Life
Exercise Price	31-Dec-18	Price	(Years)

$0.66	1,000,000	$0.66	3.3
$0.60	2,812,163	$0.60	8.3
	3,812,163	$0.61	5.9

Warrants

During 2017 the Company issued 71,944 warrants under an Agreement with a third-party platform as part of its compensation for handling the Regulation A+ investor activity. The number of warrants were calculated based upon the number of investors during each period. The exercise price of the warrants is at $.60 per share. Since the warrants were issued in connection with raising equity there was no income statement impact of the issuance of the warrants as the entry to record the warrants at their fair value of $18,516, was a debit to Additional Paid in Capital with the credit offset to Additional Paid in Capital.

The fair value of the warrants was computed using the same assumptions described in the discussion of Stock Based Compensation Expense. These warrants are plain vanilla warrants and are classified as equity as there is no reset or other provisions to affect their classifications.

Board of Directors

Our Board of Directors currently consists of seven directors. Three of our directors are “independent” as defined in Rule 4200 of FINRA’s listing standards.  We may appoint additional independent directors to our board of directors in the future, to serve on our planned committees.

Committees of the Board of Directors

We plan to establish an audit committee, compensation committee and a nominating and governance committee. Until such committees are established, matters otherwise addressed by such committees will be acted upon by independent directors, who will advise the whole board of directors in the course of seeking authorization for any proposed resolutions, or for general reports and recommendations. The following is a brief description of our contemplated committees.

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Audit Committee. We plan to establish an audit committee consisting of members considered to be independent as defined in Rule 4200 of FINRA’s listing standards and who meet the applicable FINRA listing standards for designation as an “Audit Committee Financial Expert.” Currently management does not believe that it has an independent director who qualifies as a financial expert to form the planned audit committee. Our board of directors also plans to adopt a written charter of the audit committee. The functions of the audit committee will include:

•	meeting with management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•	engaging and pre-approving audit and non-audit services to be rendered by our independent auditors;

•	recommending to the board of directors the engagement of our independent auditors and oversight of the work of the independent auditors;

•	reviewing our financial statements and periodic reports and discussing the statements and reports with management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters; and

•	administering and discussing with management and our independent auditors our code of ethics.

Compensation Committee. We plan to establish a compensation committee. The functions of the compensation committee will include:

•	reviewing and, as it deems appropriate, recommending to the board of directors, policies, practices and procedures relating to the compensation of our directors and executive officers and the establishment and administration of certain employee benefit plans;

•	exercising authority under certain employee benefit plans; and

•	reviewing and approving executive officer and director indemnification and insurance matters.

Corporate Governance and Nominating Committee. We plan to establish a corporate governance and nominating committee. The functions of the corporate governance and nominating committee will include:

•	developing and recommending to the board of directors our corporate governance guidelines;

•	overseeing the evaluation of the board of directors;

•	identifying qualified candidates to become members of the board of directors;

•	selecting nominees for election of directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected); and

•	selecting candidates to fill vacancies on the board of directors.

Director Compensation

We currently do not pay our directors any compensation for their services as board members. Upon completion of this offering, we plan to pay our non-employee directors $100 per board meeting attended in person or telephonically. In addition, we plan to compensate members of certain of our board committees as follows: (i) each independent member of the compensation committee will receive $100 per meeting and (ii) each independent member of the compensation and governance committee will receive $100 per meeting.

34

Limitation of Liability and Indemnification of Officers and Directors

Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Nevada law. Nevada law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	any breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Our bylaws provide that we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our bylaws permit such indemnification.

We intend to enter into separate indemnification agreements with its directors and officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, will provide that we will indemnify our directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of such person’s services as one of our directors or officers, or rendering services at our request, to any of its subsidiaries or any other company or enterprise. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Amendment of Certificate of Incorporation and Bylaws

Under the Nevada law, a corporation’s certificate of incorporation can be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, and a majority of the outstanding stock of each class entitled to vote as a class, unless the certificate requires the vote of a larger portion of the stock. Our Certificate of Incorporation, as amended, does not require a larger percentage affirmative vote. As is permitted by Nevada law, our bylaws give our board of directors the power to adopt, amend or repeal our bylaws. Our shareholders entitled to vote have concurrent power to adopt, amend or repeal our bylaws.

Item 4. Security Ownership of Management and Certain Securityholders

Principal Shareholders

The following table sets forth the beneficial ownership of our common shares as of December 31, 2018 reflected in this Annual Report on Form 1-K for each person or group that holds more than 5% of our common shares, for each director and executive officer of the Company and for the directors and executive officers of the Company as a group. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest. To our knowledge, each person that beneficially owns our common shares has sole voting and disposition power with regard to such shares.

35

Each person or entity has an address in care of our principal executive offices at 8236 Remmet Avenue, Canoga Park, California 91304.

Name and Position of Beneficial Owner	Shares Beneficially Owned as of December 31, 2018
	Number (1)		Percent
Matthew Mills, Chairman, President and Chief Operating Officer	120,801,046	(2)(5)	57.5%

Ronald Tchorzewski, Chief Financial Officer and Director	5,000,000	(6)	2.4%

Jennifer Mills, Corporate Secretary, Executive Vice President and Director	(3	)(5)	(3	)(5)

Dr. David Toomey, Chief Executive Officer and Director	3,000,000	(7)	1.4%

Dr. Allan Kurtz, Director (8)	*		*

Dr. Morton I. Hyson, Director (9)	*		*

Fred Dashiell, Jr. (10)	*		*

All directors and executive officers as a group (four persons)	128,801,046		61.3%

*Represents less than 1% of our outstanding common shares.

(1)	Total issued and outstanding shares as of December 31, 2018 was 102,969,086

(2)

These shares are owned jointly with Jennifer Mills, the wife of Matthew Mills, under applicable community property laws. Reflects 10,000 shares of Series A Preferred Stock owned by Matthew Mills conferring on him the right to vote 51% of the total outstanding shareholder voting power, plus 13,629,890 shares of outstanding voting common stock owned by him. Mr. Mills is our Chairman, President and Chief Operating Officer. These shares are owned jointly with Jennifer Mills, the wife of Matthew Mills, under applicable community property laws.

(3)	Jennifer Mills is the wife of Matthew Mills and may be deemed to be a beneficial owner of the shares of our common stock owned by him.

(4)	Does not reflect 10,000 shares of Series A Preferred Stock which confers to Mills voting control over 51% of total issued and outstanding voting stock.

(5)	Does not include vested stock options to purchase up to 500,000 shares of the Company’s common stock at an exercise price of $0.66 per share, exercisable until May 2, 2026.

(6)	Does not include vested stock options to purchase up to 500,000 shares of the Company’s common stock at an exercise price of $0.60 per share, exercisable until May 2, 2026.

(7)	Does not include vested stock options to purchase up to 500,000 shares of the Company’s common stock at an exercise price of $0.60 per share, exercisable until May 2, 2026.

(8)	Does not include vested stock options to purchase up to 46,663 shares of the Company’s common stock at an exercise price of $0.60 per share, exercisable until May 2, 2026, and an additional 3,337 unvested stock options vesting during 2019, with the same terms as the vested stock options.

(9)	Does not include vested stock options to purchase up to 28,000 shares of the Company’s common stock at an exercise price of $0.60 per share, exercisable until May 2, 2026, and an additional 2,000 unvested stock options vesting during 2019, with the same terms as the vested stock options.

(10)	Mr. Dashiell was granted 50,000 options of the Company’s common stock at an exercise price of $0.60 per share, in July 2018 when he accepted a position on the Board of Directors. These options vest 25% on the first anniversary of his Board appointment and 25% annually on his anniversary over the remaining three years exercisable until June 30, 2028.

Item 5. Interest of Management and Others in Certain Transactions

The Company leases its property for its offices and facilities from affiliates on a month to month basis at no cost except payments of the utility costs at the 600 square foot Cannabis research and cultivation center. It subleases and shares office space at no cost with Pacific Shore Holdings, Inc., a stockholder and affiliate of Med-X. It subleases the research and cultivation center from Matthew Mills, the President and Chief Operating Officer of Med-X. Mark J. Richardson, the Company’s special counsel, is a partner of Richardson & Associates, which performs legal services for Med-X as outside legal counsel. Mr. Richardson owns five million shares of the founder’s common stock of Med-X. For further details, please see “Related Party Transactions” in Item 7 “Financial Statements” (Note 6) of this Annual Report.

Item 6. Other Information

In April 2019 the Company signed a Letter of Intent with a potential acquisition target. The acquisition cost will be comprised of cash and Company common stock. The acquisition is anticipated to be completed by the end of June 2019.

36

Item 7. Financial Statements

MED-X, INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

37

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Shareholders and Board of Directors of

Med-X, Inc.

Opinion on the financial statements

We audited the accompanying consolidated or combined balance sheets of Med-X, Inc. and subsidiary (“the Company”) as of December 31, 2018 and 2017, and the related consolidated or combined statements of operations, stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2018 and the related notes (collectively referred to as “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and cash flows for each of the  two years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis of Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements were prepared assuming that Med-X, Inc. will continue as a going concern. As discussed in Note 12 to the financial statements, the entity has suffered recurring losses from operations that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 12. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have served as the Company’s auditor since 2015.

Los Angeles, California

April 22, 2019

515 S. Flower Street, Suite 3600, Los Angeles, CA 90071 Telephone: (213) 626-2701 Fax: (866) 510-6726

Los Angeles • San Diego • San Francisco • Dallas • New York

F-1

MED-X, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2018 AND 2017

	2018	2017
ASSETS
Current Assets
Cash and cash equivalents	$709,723	$204,680
Restricted cash	5,187	12,241
Trade receivables	70,643	42,457
Other receivables	2,557	-
Inventory	562,946	552,032
Advance to suppliers	49,410	30,000
Lease deposit	56,324	75,736
Prepaid expenses	21,000	155
Prepaid rent	9,430	9,430
Total Current Assets	1,487,220	926,731

Property and Equipment, Net	318,852	405,373

Other Assets

Trademark, Net	13,018	14,447
Total Other Assets	13,018	14,447
TOTAL ASSETS	$1,819,090	$1,346,551

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable	$778,318	$733,146
Sales tax payable	73	28
Current portion settlement payable	35,000	110,000
Accrued payables	-	20,000
Accrued employee related payable	147,877	97,304
Deferred revenue	-	3,735
Line of credit	55,963	18,032
Current portion of long term note payable	28,338	19,365
Total Current Liabilities	1,045,569	1,001,610

Long Term Liabilities
Long term settlement payable	-	35,000
Long term note payable, net of current portion	53,021	49,944
Total Long Term Liabilities	53,021	84,944

Total Liabilities	1,098,590	1,086,554

Stockholders' Equity
Preferred stock (no par value; 10,000,000 shares authorized; (10,000 and 10,000 issued and outstanding)	-	-
Common stock (no par value; 300,000,000 shares authorized;(102,969,086 and 95,060,491 shares issued and outstanding as of December 31, 2018 and 2017)	102,969	95,060
Additional paid in capital	5,936,962	22,448,922
Accumulated deficit	(5,319,431)	(22,283,985)
Total Stockholders' Equity	720,500	259,997

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,819,090	$1,346,551

The accompanying notes are an integral part of these consolidated financial statements

F-2

MED-X, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017

Sales	$646,917	$617,109
Cost of Goods Sold	451,329	415,227
Gross Profit	195,588	201,882

General and Administrative Expenses

Selling & Marketing	733,647	384,711
Personnel & Outside Services	1,658,333	1,656,839
Non-cash Compensation	91,874	150,362
General and Administrative	1,141,920	1,010,107
Total Operating Expenses	3,625,774	3,202,019

(Loss) from Operations	(3,430,186)	(3,000,137)

Other (Expense)
Interest Expense	(3,091)	(57,767)
Total Other Income (Expense)	(3,091)	(57,767)

(Loss) Before Income Taxes	(3,433,277)	(3,057,904)

Net (Loss)	$(3,433,277)	$(3,057,904)

(Loss) per Share ----	$(0.03)	$(0.03)

Basic Weighted Average Shares Outstanding	99,085,745	94,526,767

The accompanying notes are an integral part of these consolidated financial statements

F-3

MED-X, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	Common	Common	Additional Paid	Accumulated	Total
	Shares	Stock	in Capital	(Deficit)	Equity

Balance at December 31, 2016	94,404,430	$94,404	$19,764,446	$(19,226,081)	$632,769

Shares issued for cash	656,061	656	392,981	-	393,637

Shares issued for cash by PSH	-	-	2,757,579	-	2,757,579

Offering Costs	-	-	(29,373)	-	(29,373)

Offering Costs PSH	-	-	(587,809)	-	(587,809)

Stock Option Non-Cash Compensation	-	-	150,362	-	150,362

Fair value of rental from shareholder	-	-	736	-	736

Net Loss	-	-	-	(3,057,904)	(3,057,904)

Balance at December 31, 2017	95,060,491	95,060	22,448,922	(22,283,985)	259,997

Shares issued for cash	7,968,595	7,969	4,773,188	308	4,781,465

Shares issued in merger	57,614,149	57,614	(19,536,911)	19,536,911	57,614

Shares cancelled for merger	(57,614,149)	(57,614)	-	-	(57,614)

Shares repurchased	(500,000)	(500)	(19,500)	-	(20,000)

Shares Issued consideration	440,000	440	(440)	-	-

Offering Costs	-	-	(960,295)	-	(960,295)

Stock Option Non-Cash Compensation	-	-	91,874	-	91,874

Fair value of rental from shareholder	-	-	736	-	736

Net Loss of PSH from January 1, 2018 to April 16, 2018	-	-	(860,612)	860,612

Net Loss	-	-	-	(3,433,277)	(3,433,277)

Balance at December 31, 2018	102,969,086	$102,969	$5,936,962	$(5,319,431)	$720,500

The accompanying notes are an integral part of these consolidated financial statements

F-4

MED-X, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017

Cash flows (used in) operating activities:
Net (loss)	$(3,433,277)	$(3,057,904)
Adjustments to reconcile net (loss) to net cash (used in) operating activities:
Stock Option Grant	91,874	150,362
Depreciation and amortization	172,501	168,395
Fair value of rent borne by shareholder	736	736
Changes in operating assets and liabilities:
Trade receivables	(28,186)	56,143
Other receivables	(2,557)	-
Prepaid expenses	(20,846)	-
Inventory	(10,914)	53,917
Advance to suppliers	(19,410)	-
Deposits	19,412	19,030
Accounts payable	45,482	6,116
Accrued expenses	(130,000)	145,976
Accrued employee salary and benefits	50,573	5,754
Lease payables	19,313	(13,023)
Deferred revenue	(3,735)	(795)
Sales tax payable	45	(26)
Net cash (used in) operating activities	(3,248,989)	(2,465,319)

Cash flows from investing activities:
Cash payments for the purchase of property	(84,549)	(7,360)
Net cash (used in) investing activities	(84,549)	(7,360)

Cash flows from financing activities:
Common stock issued for cash net of offering costs	3,800,861	2,733,171
Repayment note payable	-	(200,000)
Principal payments on debt	(7,265)	(6,995)
Borrowing (repayment) of line of credit	37,931	(15,286)
Net cash provided by financing activities	3,831,527	2,510,890

Net increase in cash and equivalents	497,989	38,211
	-	-
Cash and equivalents at beginning of year	216,921	178,710

Cash and equivalents at end of year	$714,910	$216,921

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Income Tax	$1,600	$1,600
Interest	$-	$57,767

The accompanying notes are an integral part of these consolidated financial statements

F-5

Med-X, Inc. & Subsidiary

 December 31, 2018 and 2017

Notes to Consolidated Financial Statements

NOTE 1 - Nature of Operations

Organization and Description of Business

Med-X, Inc. (“Med-X”, “we”, “us”, “our”, or the “Company”) is a Nevada corporation formed in February 2014 and is engaged in of green scene product development, distribution, and marketing. Its business is expected to expand significantly since the recent closing of its merger with Pacific Shore Holdings, Inc. (“PSH” or “Pacific Shore”), its affiliate, on April 16, 2018.

The Company and PSH developed a series of proprietary natural “green” branded products under division names Nature-Cide®, Thermal-Aid®, Home Spa™ and Malibu Brands. Nature-Cide® products are all-natural essential oil blends of indoor and outdoor pesticide/insecticide/repellent developed for multiple industries, including professional pest control, Turf, janitorial, hospitality, transportation and agriculture, as well as the Cannabis and Hemp cultivation and products industries. Thermal-Aid®, Thermal-Aid Zoo® and the Thermal-Aid Headache Relief System® are 100% natural heating/cooling pain and physical therapy products for painful ailments affecting adults, children and animals. Nature-Cide® and Thermal-Aid® are distributed through ecommerce platforms and through national and international distribution outlets positioned around the United States and Asia. Home Spa Shower Sprays are essential oil-based products distributed through various ecommerce platforms. Nature-Cide® products are all-natural essential oil blends of indoor and outdoor pesticide/insecticide/repellent developed for multiple industries such as professional pest control, sanitation, hospitality, transportation and agriculture, including Cannabis cultivation. Thermal-Aid®, Thermal-Aid Zoo® and the Thermal-Aid Headache Relief System® are 100% natural heating/cooling pain and physical therapy products for various ailments suffered by adults, children and animals. Nature-Cide® and Thermal-Aid® brands are distributed through ecommerce platforms as well as by national distribution firms in the United States, with international capability. Home Spa Shower Sprays are an essential oil based product distributed through ecommerce platforms. Maliblu Brands are all-natural essential oils, including Hemp and CBD oil products, designed to treat a variety of ailments and are still in the development stage. The Company also operates the MJT Network® through the Company’s online media platform, www.marijuanatimes.org, which publishes Cannabis media content to generate revenue from advertisers and traffic optimizing venues. The network includes smart phone and tablet applications and publishes a daily news video through social and news applications. Med-X also plans to cultivate high quality custom-bred Cannabis primarily for sale for medicinal use to treat aliments or their symptoms such as pain, sleep deprivation, appetite disorders, and neurological conditions. As these core businesses evolve, we will seek to develop and monetize (i) techniques for the recognition and extraction of Cannabis compounds for the medical industry, and (ii) a cost-effective pharmacy automation system for the pharmaceutical and Cannabis industries.

F-6

Med-X, Inc. & Subsidiary

December 31, 2018 and 2017

Notes to Consolidated Financial Statements

NOTE 2 - Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements present the accounts of Med-X and PSH. Med-X and PSH were entities under common control until April 2018. Accordingly, the consolidated financial statements are presented at historical cost. All inter-company transactions and balances are eliminated in consolidation. The financial statements of Med-X and PSH were combined for 2017 and up to April 2018. PSH’s accumulated deficit as of the beginning of the 2018 and net loss for the period from January 1, 2018 to April 30, 2018 were reclassified to Additional paid-in capital.

Principles of Reporting

This summary of significant accounting policies of Med-X, Inc. is presented to assist in understanding the Company's consolidated financial statements (“CFS”). The financial statements and notes are representations of the Company's management which is responsible for the integrity and objectivity of the financial statements. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to allowance for doubtful accounts, inventory valuation, the useful lives and recoverability of long-lived assets, stock-based compensation and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

F-7

Med-X, Inc. & Subsidiary

December 31, 2018 and 2017

Notes to Consolidated Financial Statements

Revenue Recognition

Revenue includes product sales. The Company recognizes revenue from product sales in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606 “Revenue Recognition in Financial Statements”

Revenue from sale of goods under Topic 606 in a manner that reasonably reflects the delivery of its services to customers in return for expected consideration and includes the following elements:

•	executed contract(s) with our customers that we believe is legally enforceable;

•	identification of performance obligation in the respective contract;

•	determination of the transaction price for each performance obligation in the respective contract;

•	allocation the transaction price to each performance obligation; and

•	recognition of revenue only when the Company satisfies each performance obligation.

•

Revenue from sale of goods is recognized when goods are shipped to the customer and no other obligation exits. The Company does not provide unconditional return or other concessions to the customer. The Company’s sales policy allows for the return of unopened products for cash after deducting certain service and transaction fees. As alternatives for the product return option, the customers have options of asking an exchange of the products with same value.

The Company had no returns during 2018 or 2017.

Cash and Equivalents

For purposes of reporting cash flows, the Company considers all cash accounts that are not subject to withdrawal restrictions or penalties, and certificates of deposit with original maturities of 90 days or less to be cash equivalents. There were no cash equivalents at December 31, 2018 or 2017.

Inventory

Inventory consists mainly of finished goods which are to be valued at the lower of cost or market method.

F-8

Med-X, Inc. & Subsidiary

December 31, 2018 and 2017

Notes to Consolidated Financial Statements

Property and Equipment

At December 31, 2018 and 2017, property and equipment consists of software, laboratory building improvements on leased land and related furniture and equipment and are stated at cost. The Company depreciates the cost of property and equipment using the straight-line method for financial reporting purposes at rates based on the following estimated useful lives:

Years
Software and Website	5
Furniture and Equipment	3
Building Improvements	Lease term
Capital Leases – Vehicle	Lease term

Expenditures for maintenance and repairs are expensed as incurred.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases, including operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Offering Costs

Costs incurred in connection with raising capital by the issuance of common stock are recorded as contra equity and deducted from the capital raised.

Impairment of Long Lived Assets

FASB ASC Topic 360, “Property, Plant, and Equipment,” requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value (“FV”). The Company did not record any impairment to long-lived assets as of December 31, 2018 or 2017.

F-9

Med-X, Inc. & Subsidiary

December 31, 2018 and 2017

Notes to Consolidated Financial Statements

Fair Value of Financial Instruments

The Company follows FASB ASC Topic 820, “Fair Value Measurements and Disclosures” for the accounting for financial assets and financial liabilities and items that are recognized or disclosed at FV in the financial statements on a recurring basis, at least annually. This standard provides a single definition of FV and a common framework for measuring FV as well as new disclosure requirements for FV measurements used in financial statements. FV measurements are based upon the exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants exclusive of any transaction costs and are determined by either the principal market or the most advantageous market. The principal market is the market with the greatest level of activity and volume for the asset or liability. Absent a principal market to measure FV, the Company would use the most advantageous market, which is the market that the Company would receive the highest selling price for the asset or pay the lowest price to settle the liability, after considering transaction costs. However, when using the most advantageous market, transaction costs are only considered to determine which market is the most advantageous and these costs are then excluded when applying a FV measurement.

The Company follows the FASB issued amendments to the accounting standards related to the measurement of liabilities that are routinely recognized or disclosed at FV. This standard clarifies how a company should measure the FV of liabilities, and that restrictions preventing the transfer of a liability should not be considered as a factor in the measurement of liabilities within the scope of this standard. The FV accounting standard creates a three-level hierarchy to prioritize the inputs used in the valuation techniques to derive fair values. The basis for FV measurements for each level within the hierarchy is described below with Level 1 having the highest priority and Level 3 having the lowest.

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable in active markets.

Level 3: Valuations derived from valuation techniques in which one or more significant inputs are unobservable.

The Company did not have any assets or liabilities to measure at FV as of December 31, 2018 or 2017.

Stock Based Compensation

The Company records stock-based compensation as an expense net of the estimated impact of forfeited awards. As such, the Company recognizes stock-based compensation cost only for those stock-based awards that are estimated to vest over their requisite service period, based on the vesting provisions of the individual grants. The cumulative effect on current and prior periods of a change in the estimated forfeiture rate is recognized as compensation cost in earnings in the period of the revision.

F-10

Med-X, Inc. & Subsidiary

December 31, 2018 and 2017

Notes to Consolidated Financial Statements

Accounts Receivable

All accounts receivables are trade related. According to the Company’s management’s evaluation, there was no need for an allowance for doubtful accounts as of December 31, 2018 or 2017.

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Reserves are recorded on management’s best estimate of collection.

Restricted Cash

The Company has funds held in escrow by an Escrow Agent received from the Company’s Regulation A+ Offering. As of December 31, 2018, the Company had $5,187 and $12,241 as of December 31, 2017. These funds are being held by the Escrow Agent and fluctuate based upon investment disbursements received from the Regulation A+ Offering.

Basic and Diluted Net Loss Per Share

Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted earnings per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. There were no dilutive securities during the years ended December 31, 2018 or 2017.

Recent Accounting Pronouncements

ASU No. 2014-09, Revenue from Contracts with Customers (“Topic 606”), became effective for the Company on January 1, 2018. The Company’s revenue recognition disclosure reflects its updated accounting policies that are affected by this new standard. The Company applied the “modified retrospective” transition method for open contracts for the implementation of Topic 606. As sales are and have been primarily from sales of goods, and the Company has no significant post-delivery obligations, this did not result in a material recognition of revenue on our accompanying CFS for the cumulative impact of applying this new standard. The Company made no adjustments to its previously-reported total revenues, as those periods continue to be presented in accordance with its historical accounting practices under Topic 605, Revenue Recognition.

F-11

Med-X, Inc. & Subsidiary

December 31, 2018 and 2017

Notes to Consolidated Financial Statements

In January 2017, the FASB issued an Accounting Standards Update (“ASU”) 2017-01, Business Combinations (Topic 805) Clarifying the Definition of a Business. The amendments in this update clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The guidance is effective for interim and annual periods beginning after December 15, 2017 and should be applied prospectively on or after the effective date. The adoption of this ASU did not have a significant impact on the Company’s CFS.

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment. The guidance removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The guidance should be adopted on a prospective basis for the annual or any interim goodwill impairment tests beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the impact of adopting this ASU on its CFS.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which requires restricted cash to be presented with cash and cash equivalents on the statement of cash flows and disclosure of how the statement of cash flows reconciles to the balance sheet if restricted cash is shown separately from cash and cash equivalents on the balance sheet. ASU 2016-18 is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted. The adoption of this ASU did not have a significant impact on the Company’s CFS.

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfer of Assets Other than Inventory, which requires the recognition of the income tax consequences of an intra-entity transfer of an asset, other than inventory, when the transfer occurs. ASU 2016-16 is effective for interim and annual periods beginning after December 15, 2018, with early adoption permitted. The Company is in the process of evaluating the impact of this ASU on its CFS.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 provides guidance for targeted changes with respect to how cash receipts and cash payments are classified in the statements of cash flows, with the objective of reducing diversity in practice. ASU 2016-15 is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted. The adoption of this ASU did not have a significant impact on the Company’s CFS.

F-12

Med-X, Inc. & Subsidiary

December 31, 2018 and 2017

Notes to Consolidated Financial Statements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) ASU 2016-02 requires lessees to recognize lease assets and lease liabilities on the balance sheet and requires expanded disclosures about leasing arrangements. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018 and interim periods in fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is in the process of evaluating the impact of this ASU on its CFS.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities Exchange Commission (“SEC”) did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

NOTE 3 – Property and Equipment

Property and equipment are summarized by major classifications as follows as of December 31, 2018 and 2017:

	2018	2017
Buildings & improvements	$334,010	$332,670
Furniture & equipment	313,835	306,247
Software	165,269	165,269
Vehicles	152,574	76,954
Total Assets	965,688	881,140
Less: Accumulated depreciation	646,836	475,767
	$318,852	$405,373

NOTE 4 – Income Taxes

The provision (benefit) for income taxes consists of the following components for 2018 and 2017:

	2018	2017
Current	$-0-	$-0-
Deferred	-0-	-0-
	$-0-	$-0-

F-13

Med-X, Inc. & Subsidiary

December 31, 2018 and 2017

Notes to Consolidated Financial Statements

The effective income tax rate for the years ended December 31, 2018 and 2017 consisted of the following:

	2018	2017
Federal statutory income tax rate	(21.00)%	(35.00)%
State income taxes-net	(6.90)%	(5.75)%
Valuation allowance	27.90%	40.75%
Permanent difference	0.00%	0.00%
Net effective income tax rate	0.00%	0.00%

The Company’s total deferred tax asset, deferred tax liabilities, and deferred tax asset valuation allowance as of December 31, 2018 and 2017 were as follows:

	2018	2017
Net operating loss carryforward	$7,175,043	$6.902.300
Less: valuation allowance	(7,175,043)	(6,902,300)

Net Deferred tax assets	-	-

The deferred tax asset was based upon a net operating loss carryforward of approximately $2,245,000 and $19,537,000 for the Company and PSH respectively as of December 31, 2018 and $1,659,000 and $17,215,000 respectively as of December 31, 2017. These NOLs are subject to separate return limitations. Realization of the future tax benefits related to the deferred tax asset is dependent upon many factors, including the Company’s ability to generate future taxable income. Due to the uncertainty of future earnings, management is unable to predict whether the deferred tax asset will be realized and, accordingly, has recorded a full valuation allowance against this asset. The Company can utilize its net operating loss carryforward in the future. The NOL carry forward indefinitely. The decrease in the gross deferred tax asset and the related valuation allowance in 2018 is due to the reduction in corporate income tax rate enacted in December 18, 2017 effective January 1, 2018.

The Company will file a short period tax return for PSH up to April 2018 and consolidated return for the remainder of 2018.

The federal and state income tax returns of the Company for 2018 and 2017 are subject to examination by the Internal Revenue Service, generally for three years and State Franchise Tax Board for four years after they were filed. The Company's tax returns for the period from inception (February 24, 2014) to December 31, 2016 are open for assessment.

The Company took no uncertain tax positions at December 31, 2018 or 2017.

F-14

Med-X, Inc. & Subsidiary

December 31, 2018 and 2017

Notes to Consolidated Financial Statements

NOTE 5 – Lease and Commitments

The Company conducts its operations from facilities located in Canoga Park, California that is leased under a five-year lease expiring September 14, 2020. The lease is subject to an annual adjustment based upon an increase in the Consumer Price Index in the Los Angeles Area.

The following is a schedule of future minimum rental payments required under the above operating lease as of December 31, 2018:

Year	Amount

2019	$247,320
2020	$175,185

Rent expense in 2018 and 2017 was $242,517 and $235,453.

The Company also entered into a five-year lease for approximately 600 square feet of land from one of its Executives on which the Company constructed its own test facility. The Company’s cost for the use of the land is that it pays the utilities related to the property. The Company has accounted for the FV of the rent separately in these consolidated financial statements (See Note 6 below).

NOTE 6 – Related Party Transactions

The Company, as disclosed in Note 5 – Leases and Commitments, leases approximately 600 square feet of land from one of its Executives. The FV of the lease was $736 per year which was expensed during 2018 and $736 during 2017.

Mark Richardson of the law firm Richardson & Associates, a director and shareholder of the Company, provides legal services related to SEC activities. Richardson & Associates provides specific SEC activities to the Company at no charge. In 2018 the Company incurred other legal expenses to Richardson & Associates of $17,320 and incurred additional legal expenses of $62,505 for legal services provided. In 2017 the Company incurred legal expenses to Richardson & Associates of $2,719 and incurred additional legal expenses of $43,849 for legal services provided. In addition, Mr. Richardson received Founder’s shares in the Company, which had no value as the Company did not have any assets or operations at the time the shares were issued.

F-15

Med-X, Inc. & Subsidiary

December 31, 2018 and 2017

Notes to Consolidated Financial Statements

NOTE 7 – Concentration of Credit Risks

Concentration of Major Customers

As of December 31, 2018, the Company’s trade accounts receivable was $70,643 from 33 customers. For the year ended December 31, 2018 the Company received 70% of its revenue from three customers and for the year ended December 31, 2017 the Company received 34% of its revenue from two customers. As of December 31, 2018, the specific concentration was Customer A at 39%, Customer B at 17% and Customer C at 14%. As of December 31, 2017, the specific concentration was Customer A at 21%, Customer B at 13%.

Concentration of Supplier Risk

The Company uses single supplier relationships for its raw materials purchases and filling capacity, which potentially subjects the Company to a concentration of business risk. If these suppliers had operational problems or ceased making product available to the Company, operations could be adversely affected. The Company had two vendors that accounted for 53% of purchases during the year ended December 31, 2018. Specific concentrations were Vendor A at 41% and Vendor B at 12%. The Company had three vendors that accounted for 91% of purchases during the year ended December 31, 2017. Specific concentrations were Vendor A at 49%, Vendor B at 31% and Vendor C at 11%. If significant suppliers become unable or unwilling to provide inventory in a timely manner, the Company believes that other suppliers are available to provide similar inventory at comparable prices.

NOTE 8 – Common Stock

During 2018 the Company sold 4,483,595 shares of common stock at $.60 per share under the Regulation A+ Offering. The Company also sold an additional 3,485,000 shares of common stock at $.60 per share under a private placement. The Company received gross proceeds of $4,781,147 from these offerings offset by $960,285 in offering costs. In addition, the Company repurchased 500,000 shares of common stock under a Stock Purchase and Release Agreement for $20,000 and 440,000 shares of common stock issued for consideration.

During 2018 the Company completed its acquisition of PSH for 57,614,149 shares of common stock. No dilution to existing Med-X, Inc. shareholders was incurred due to its Founder and President cancelled 48,164,149 shares of his common stock in addition to PSH cancelling 9,450,000 of common stock.

During 2017 the Company issued 656,061 shares of common stock at $.60 per share. 307,137 shares were issued under the Regulation A+ Offering. The Company received net proceeds of $167,712 from this offering. An additional 348,924 shares were issued under a private placement on or about October 1, 2017 at $.60 per share. The Company received net proceeds of $205,967 from this offering. In addition, prior to the merger PSH sold 2,757,579 shares of common stock at $1.00 per share under a private placement. PSH received net proceeds of $2,169,770 from this offering.

F-16

Med-X, Inc. & Subsidiary

December 31, 2018 and 2017

Notes to Consolidated Financial Statements

NOTE 9 – Preferred Stock

Effective with the closing of the merger of PSH the Company covenants to issue to its President 10,000 shares of newly authorized Series A Preferred Stock of the Parent conferring on its President voting control over 51% of the total issued and outstanding voting stock of the Parent. The newly authorized Series A Preferred Stock of the Parent to be issued to the Company’s President will have the rights, preferences and privileges expressed in the Certificate of Designation of the Company for the Series A Preferred Stock

NOTE 10 – Stock Options

On May 2, 2016, the Company adopted its 2016 Stock Incentive Plan (the “Plan”). The plan allows the Company to offer an option or a share purchase right to employee, director, consultant or a member of the board of directors. Under the Plan, the maximum number of shares that may be issued shall not exceeded 10,000,000 shares. During 2017 two employees previously granted options left the Company. They chose not to exercise their vested options. The term of the option shall not exceed 10 years from the date of grant. As of grant date 37.8% of the shares shall vest on the grant date, and enter remaining portion 62.2% of the shares subject to the option shall vest each quarterly thereafter per individual option grants. The grants were made to 13 employees, two independent directors and three consultants. The exercise price of the stock options is $0.60 per share for 3,030,000 of them and $0.66 per share for 1,000,000 of them. As of December 31, 2017, the grant date FV of the option was $617,359 and the amount expensed during the year was $150,362. During 2017 115,000 options were forfeited and cancelled due to two employees leaving the Company and choosing to not exercise their options. During 2018 the Company granted 50,000 options to a newly appointed Board of Directors member. These options do not begin to vest until 2019.

The FV of each option granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for each applicable period.

(1) Risk-free interest rate - Risk-free interest rate was based on the US Treasury bond yield for a similar duration, as of the day of grant.

(2) Volatility - Volatility was based on the volatility of the Company, analyzed over historical weekly share prices for one year immediately prior to the day of grant.

(3) Dividend yield - Dividend yield was estimated by the Company based on its expected dividend policy over the contractual life of the options.

(4) FV of the ordinary shares - When estimating the FV of the ordinary shares on the grant dates, management used the pricing in the most recent financing activities.

F-17

Med-X, Inc. & Subsidiary

December 31, 2018 and 2017

Notes to Consolidated Financial Statements

The following is a summary of the Company’s stock option activity for the year ended December 31, 2018:

		Weighted
		Average	Aggregate
	Options	Exercise Price	Intrinsic
	Outstanding	Price	Value

Outstanding at December 31, 2017	3,318,956	$.61	$-
Granted	50,000	$0.61
Canceled	150,000	$.61
Exercised	-
Outstanding at December 31, 2018	3,930,000	$0.61
Exercisable at December 31, 2018	3,812,163	$0.61

The number and weighted average exercise prices of all options outstanding as of December 31, 2018, are as follows:

Options Outstanding
			Weighted
		Weighted	Average
	Number	Average	Remaining
	Outstanding	Exercise	Contractual Life
Exercise Price	31-Dec-18	Price	(Years)

$0.66	1,000,000	$0.66	3.3
$0.60	2,930,000	$0.60	7.3
	3,930,000	$0.61	5.9

F-18

Med-X, Inc. & Subsidiary

December 31, 2018 and 2017

Notes to Consolidated Financial Statements

The number and weighted average exercise prices of all options outstanding as of December 31, 2017, are as follows:

Options Outstanding
			Weighted
		Weighted	Average
	Number	Average	Remaining
	Outstanding	Exercise	Contractual Life
Exercise Price	31-Dec-17	Price	(Years)

$0.66	1,000,000	$0.66	3.3
$0.60	3,030,000	$0.60	8.3
	4,030,000	$0.61	6.9

NOTE 11 – Warrants

During 2018 there were no warrants issued under an Agreement with a third-party platform. During 2017 the Company issued 71,944 warrants under an Agreement with a third-party platform as part of its compensation for handling the Regulation A+ investor activity. During 2016 the Company issued 209,444 warrants under an Agreement with a third-party platform as part of its compensation for handling the Regulation A+ investor activity. The number of warrants were calculated based upon the number of investors during each period. The exercise price of the warrants is at $.60 per share which is the same as current Offering price. Since the warrants were issued in connection with raising equity there was no income statement impact of the issuance of the warrants as the entry to record the warrants at their FV of $72,419 as of December 31, 2017 and $53,903 as of December 31, 2016, as a debit to Additional Paid in Capital with the credit offset to Additional Paid in Capital.

The FV of the warrants was computed using the same assumptions described in Note 9. These warrants are plain vanilla warrants and are classified as equity as there is no reset or other provisions to affect their classifications.

F-19

Med-X, Inc. & Subsidiary

December 31, 2018 and 2017

Notes to Consolidated Financial Statements

NOTE 12 – Going Concern

The Company's financial statements are prepared using US GAAP applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. In the years ended December 31, 2018 and 2017, the Company incurred net losses of $3,433,277 and $3,057,904, respectively. The Company has an accumulated deficit of $5,319,431 as of December 31, 2018. Continued losses may adversely affect the liquidity of the Company. Recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet depends on continued operations of the Company, which in turn depends on the Company's ability to raise additional capital, obtain financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Management has taken the following steps to revise its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue as a going concern. Management devoted considerable effort during the year ended December 31, 2018 toward (i) obtaining additional equity capital (ii) controlling salaries and general and administrative expenses, (iii) management of accounts payable, (iv) evaluation of its distribution and marketing methods, and (v) increasing marketing and sales. In order to control general and administrative expenses, the Company has established internal financial controls in all areas, specifically in hiring and overhead cost. The Company has also established a hiring policy under which the Company will refrain from hiring additional employees unless approved by the Chief Executive Officer and Chief Financial Officer. Accounts payable are reviewed and approved or challenged on a daily basis. Senior management reviews the annual budget to ascertain and question any variance from plan, on a quarterly basis, and to anticipate and make adjustments as may be feasible.

NOTE 13 – Legal Proceeding

As of the date of this Financial Statement there are no pending legal proceedings.

NOTE 14- Other Events

On April 16, 2018 the Company completed its Merger and Plan of Reorganization with PSH.

The Company received a certified letter on September 22, 2016, dated September 16, 2016, from the Securities and Exchange Commission (“SEC”). The letter issued an Order Temporarily Suspending Exemption of the Company’s Regulation A+ Offering due to the Company not filing its 2015 Annual Report on Form 1-K by April 30, 2016. On September 19, 2016, the Company filed its 2015 Annual Report on Form 1-K and 2016 Semiannual Report on Form 1-SA with the SEC. The Company has requested the suspension be lifted and the offering be reinstated as the appropriate filings have been made by us and received by the SEC. The Company believed in good faith that its first report due to the SEC was the Semiannual Report on Form 1-SA due on September 30, 2016. The Company had a hearing with the SEC to have the temporary suspension order vacated. The hearing was initially scheduled for December 14, 2016. This hearing was subsequently rescheduled for mid-January 2017. On May 8, 2017 the SEC’s Administrative Law Judge issued an Initial Decision to lift the Order Temporarily Suspending Exemption of the Company’s Regulation A+ Offering. On June 30, 2017 the Company filed its amendment to the Regulation A+ Offering and was qualified by the SEC. On August 24, 2017 the SEC provided notice that the Initial Decision by the Administrative Law Judge was declared effective and the Temporary Suspension was vacated.

NOTE 15– Subsequent Events

In April 2019 the Company signed a Letter of Intent with a potential acquisition target. The acquisition cost will be comprised of cash and Company common stock. The acquisition is anticipated to be completed by the end of June 2019.

As of April 7, 2019, the Company sold 2,522,068 common shares in its Regulation A+ Offering and 387,500 common shares in its private placement. The Company received net proceeds of $1,661,538 from these offerings.

F-20

Item 8. Exhibits

INDEX OF EXHIBITS

Exhibit No.	Description
2.1	Articles of Incorporation*
2.2	Bylaws*
4.1	Subscription Documents*
6.1	License Agreement, dated September 1, 2014, by and between Med-X, Inc., as the Licensee, and Pacific Shore Holdings, Inc., as the Licensor.*
6.2	Posting Agreement, dated November 12, 2015, by and between Med-X, Inc. and StartEngine Crowdfunding, Inc., with Warrant attached.*
6.3	Broker-Dealer Services Agreement with FundAmerica Securities, LLC*
6.4	Development, Marketing and Consulting Agreement with M6, dated June 20, 2016*
6.5	Agreement with Monarch Bay Securities, LLC*
8.1	Escrow Services Agreement with FundAmerica Securities, LLC*
11.1	Consent of Independent Certified Public Accountants**

________

*Filed with the original Offering Statement on Form 1-A originally filed by the Company on August 26, 2015, and thereafter amended.

** Filed with this Annual Report.

38

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this annual report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C. on April 26, 2019.

Med-X, Inc.

By:	/s/ Matthew Mills
Name:	Matthew Mills
Title:	President

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew Mills	President of Med-X, Inc.	April 26, 2019
Matthew Mills	(Principal Executive Officer)

/s/ Ronald J. Tchorzewski	Chief Financial Officer of Med-X, Inc.	April 26, 2019
Ronald J. Tchorzewski	(Principal Financial Officer and Principal Accounting Officer)

39